SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Martin Marietta Materials, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012

Annual Meeting of

Shareholders and

Proxy Statement

April 18, 2012

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join us in inviting you to attend the Corporation’s Annual Meeting of Shareholders on May 24, 2012. The formal notice of this meeting and the proxy statement describing the matters to be acted upon at the meeting accompany this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting.

Thank you for your continued support of Martin Marietta Materials.

Sincerely,

Stephen P. Zelnak, Jr.	C. Howard Nye
Chairman of the Board	President and Chief Executive Officer

MARTIN MARIETTA MATERIALS, INC.

2710 Wycliff Road, Raleigh, North Carolina 27607

Notice of Annual Meeting of Shareholders

To Be Held May 24, 2012

To our Shareholders:

The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. will be held on Thursday, May 24, 2012, at 11:30 a.m. at our principal office located at 2710 Wycliff Road, Raleigh, North Carolina. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)

To elect as Directors the four (4) nominees named in the attached proxy statement, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2015, and until their successors are duly elected and qualified;

(2)	To ratify the appointment of independent auditors for 2012;

(3)	To approve, by a non-binding advisory vote, the compensation of our named executive officers;

(4)	Any other business as may properly come before the meeting.

All holders of record of shares of Martin Marietta Materials common stock (NYSE: MLM) at the close of business on March 16, 2012 are entitled to vote at the annual meeting and any adjournments or postponements of the meeting.

Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed proxy card and mail it promptly in the enclosed stamped envelope.

By Order of the Board of Directors,

Roselyn R. Bar

Senior Vice President, General

Counsel and Secretary

Raleigh, North Carolina

April 18, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2012

The Corporation’s proxy statement, form of proxy card and 2011 Annual Report to Shareholders are also available for review on the Internet at ir.martinmarietta.com/annuals.cfm.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation, to be held on Thursday, May 24, 2012, at 11:30 a.m. at the Corporation’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. The Corporation’s audited financial statements and portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are being mailed to shareholders with this proxy statement.

This proxy statement, the proxy card, and the notice of meeting are being sent commencing on approximately April 19, 2012 to shareholders of record on March 16, 2012.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in the accompanying notice of annual meeting of shareholders. This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the meeting and at any and all adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, we encourage you to date, sign, and return your proxy in the enclosed envelope.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 16, 2012 are entitled to notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all the shares that you held on that date at the meeting, or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Martin Marietta Materials common stock?

Each share of Martin Marietta Materials common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, beneficial owners presenting satisfactory evidence of ownership as of the record date, and invited guests of the Corporation may attend the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date constitutes a quorum, permitting shareholders to take action at the meeting. On March 16, 2012, there were 45,626,575 shares outstanding of the Corporation’s common stock, $.01 par value per share.

Who will oversee the voting results?

Votes cast by proxy or in person at the annual meeting will be tabulated by an independent inspector of election appointed by the Corporation’s Board of Directors for the annual meeting from American Stock Transfer & Trust Company, the Corporation’s transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions and broker non-votes (which are described below) will be counted as shares that are present and entitled to vote.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Corporation, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person. Shareholders whose shares are held by brokers, banks, or other nominees who wish to vote at the meeting will need to obtain a proxy form from the institution that holds its shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your vote, you may revoke your proxy at any time prior to its exercise at the annual meeting (i) by filing with the Corporation’s Corporate Secretary an instrument revoking the proxy prior to the meeting, (ii) by the timely delivery to the Corporation’s Corporate Secretary, including at the meeting, of a subsequently dated and executed proxy, or (iii) if you attend the meeting, by voting your shares in person. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

How do I vote my 401(k) shares?

Each participant in the Corporation’s Performance Sharing Plan and the Savings and Investment Plan may direct the trustee as to the manner in which shares of common stock allocated to the plan participant’s account are to be voted. If the plan participant does not return a signed voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

How are brokers required to vote? What are “broker non-votes”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares at their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals, such as the election of Directors or executive compensation matters. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a “broker non-vote.” The ratification of the appointment of independent auditors is not such a proposal. Accordingly, if you want your broker to vote your shares on the election of Directors, or the approval on an advisory basis of the compensation of our named executive officers, you must provide specific voting instructions to your broker. Conversely, any broker holding shares for you may vote your shares at their discretion with respect to the ratification of the appointment of independent auditors unless you give them specific instructions on how you wish for them to vote.

Will my broker vote my shares for me on the election of Directors?

Under the New York Stock Exchange rules, the election of Directors and the advisory vote on executive compensation are not considered routine matters and your broker will not be able to vote your shares with respect to those matters if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

What vote is required to approve each item?

The election of Directors requires a plurality of the votes cast. “Withheld” votes are not counted in determining whether a plurality of votes was received by a Director nominee.

The ratification of the selection of independent auditors, the approval on an advisory basis of the compensation of our named executive officers, and any other proposal presented at the meeting, will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be counted “for” or “against” the proposal.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation, as well as a description of each proposal, is set forth in this proxy statement. The Board recommends a vote:

•	FOR the election of the nominated slate of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP as independent auditors; and

•	FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers as described in this Proxy Statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2012

This proxy statement, form of proxy card and the accompanying annual report are also available at ir.martinmarietta.com/annuals.cfm.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of the Corporation’s stock?

The following table sets forth information with respect to the shares of common stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 16, 2012. To the best of the Corporation’s knowledge, based on filings with the Securities and Exchange Commission as noted below, no person beneficially owned more than 5% of any class of the Corporation’s outstanding voting securities at the close of business on March 16, 2012, except for those shown below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Southeastern Asset Management, Inc.[1] 6410 Poplar Ave., Suite 900 Memphis, TN 38119	6,082,070	13.3%
RS Investment Management Co. LLC[2] 388 Market Street, Suite 1700 San Francisco, CA 94111	4,693,102	10.3%

SPO Advisory Corp.[3] 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	4,090,235	9.0%
BlackRock, Inc.[4] 40 East 52nd Street New York, NY 10022	2,742,469	6.0%

Harris Associates LP5 2 North LaSalle Street, Suite 500 Chicago, IL 60602	2,454,680	5.4%
CI Investments, Inc.[6] 2 Queen Street East, 20th Floor Toronto, ON M5C 3G7 Canada	2,450,000	5.36%

Davis Selected Advisers L.P.[7] 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	2,370,453	5.19%
First Eagle Investment Management, LLC[8] 1345 Avenue of the Americas New York, NY 10105	2,318,587	5.07%

1	As reported in Schedule 13D dated January 18, 2012 filed with the Securities and Exchange Commission on January 20, 2012.

2	As reported in Schedule 13G/A dated December 31, 2011 filed with the Securities and Exchange Commission on February 9, 2012.

3	As reported in Schedule 13G/A dated December 31, 2011 filed with the Securities and Exchange Commission on February 14, 2012.

4	As reported in Schedule 13G/A dated December 30, 2011 filed with the Securities and Exchange Commission on February 13, 2012.

5	As reported in Schedule 13G dated December 30, 2011 filed with the Securities and Exchange Commission on February 14, 2012.

6	As reported in Schedule 13G/A dated December 31, 2011 filed with the Securities and Exchange Commission on January 17, 2012.

7	As reported in Schedule 13G/A dated December 31, 2011 filed with the Securities and Exchange Commission on February 14, 2012.

8	As reported in Schedule 13G dated December 31, 2011 filed with the Securities and Exchange Commission on February 10, 2012.

How much stock do the Corporation’s Directors and executive officers own?

The following table sets forth information as of March 16, 2012 with respect to the shares of common stock that are beneficially owned by the Directors and nominees, the Chief Executive Officer, the Chief Financial Officer, two other executive officers and a former executive officer who resigned during 2011, who are listed in the Summary Compensation Table on page 48 of this proxy statement, individually, and by all Directors and executive officers of the Corporation as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]

Roselyn R. Bar	76,240	[2]
Sue W. Cole	38,498	[3,4]
Anne H. Lloyd	87,301	[2]
David G. Maffucci	22,407	[3]
William E. McDonald	34,236	[3]
Frank H. Menaker, Jr.	40,250	[3]
C. Howard Nye	93,641	[2]
Laree E. Perez	19,503	[3]
Michael J. Quillen	9,926	[3]
Dennis L. Rediker	25,457	[3]
Daniel G. Shephard	86,725	[2,5]
Bruce A. Vaio	86,887	[2]
Richard A. Vinroot	34,482	[3]
Stephen P. Zelnak, Jr.	205,025	[3],6
All Directors and executive officers as a group (16 individuals including those named above)	870,778	[3,4],6,7

1

As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. None of the Directors or named executive officers individually own in excess of one percent of the shares of common stock outstanding. All Directors and executive officers as a group own 1.91% of the shares of common stock outstanding as of March 16, 2012. None of the shares reported are pledged as security.

2

The number of shares owned for each of Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar, and Mr. Shephard assumes that options held by each of them covering shares of common stock in the amounts indicated, which are currently exercisable within 60 days of March 16, 2012, have been exercised: Mr. Nye, 35,263; Ms. Lloyd, 46,904; Mr. Vaio, 40,225; Ms. Bar, 38,068; and Mr. Shephard, 39,225. The amounts reported also include common stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan (other than with respect to Mr. Shephard), each in the following amounts: Mr. Nye, 7,095 and 30,089, respectively; Ms. Lloyd, 2,119 and 15,276, respectively; Mr. Vaio, 3,409 and 15,241, respectively; Ms. Bar, 2,210 and 12,513, respectively; and Mr. Shephard, 3,986 and 15,241, respectively. There are no voting rights associated with the stock units.

3

Amounts reported include (1) compensation paid on an annual basis that Directors have received in common stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors and (2) 1,266 restricted stock units that each Director received in 2011 as part of their compensation. The Directors do not have voting or investment power for their respective share units. The number of common stock units credited to each of the Directors as of March 16, 2012 is as follows: Ms. Cole, 15,248; Mr. Maffucci, 10,407; Mr. McDonald, 17,236; Mr. Menaker, 19,750; Ms. Perez, 7,503; Mr. Quillen, 6,926; Mr. Rediker, 11,157; Mr. Vinroot, 17,482; and Mr. Zelnak, 4,801. Amounts reported also include options for common stock for each Director, as follows: Ms. Cole, 19,000; Mr. Maffucci, 12,000; Mr. McDonald, 17,000; Mr. Menaker, 19,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 14,300; Mr. Vinroot, 17,000; and Mr. Zelnak, 149,439.

4	Includes an approximation of the number of shares in Ms. Cole’s IRA.

5

Mr. Shephard resigned as Executive Vice President on September 30, 2011. The amounts reported (1) reflect ownership as of March 16, 2012 and (2) include 3,676 shares of restricted stock awards that vested on September 30, 2011 and were distributed after April 1, 2012.

6

The amounts reported also include 45,510 restricted stock unit awards previously granted to Mr. Zelnak under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan when he served as Chief Executive Officer of the Corporation.

7

Amounts reported include: (1) 469,025 options held by Directors and executive officers, which are currently exercisable within 60 days of March 16, 2012; (2) 19,392 common stock units credited to executive officers in connection with their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan; (3) 90,057 common stock units credited to executive officers in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan (other than with respect to Mr. Shephard); and (4) 77,689 common stock units credited to the Directors in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. There are no voting rights associated with the stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers of the Corporation and persons who own more than 10% of the common stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the common stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

Based solely on its review of the copies of reports furnished to the Corporation and written representations of Directors and officers that no other reports were required for the year ended December 31, 2011, the Corporation believes that no Director, officer, or 10% shareholder failed to timely file in 2011 any report required by Section 16(a).

THE BOARD OF DIRECTORS

The Board of Directors currently consists of ten members, nine of whom are non-employee Directors. The Board is divided into three classes with three-year terms.

The Board of Directors has nominated four persons for election as Directors to serve three-year terms expiring in 2015. Unless otherwise directed, proxies will be voted in favor of these nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

Under our Bylaws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by the Board of Directors and by any shareholder who complies with the notice procedures set forth in the Bylaws. As described in the proxy statement for our 2011 annual meeting, for a nomination to be properly made by a shareholder at the 2012 annual meeting, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices between January 9, 2012 and February 8, 2012. No such notice was received during this period. Should any of the following nominees be unavailable for election by reason of death or other unexpected occurrence, the proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and the election of any substitute nominee.

The following sets forth the age and certain other biographical information for each of the nominees for election and for each of the other members of the Board of Directors as of the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees for Election to the Board of Directors for a Term Continuing Until 2015:

David G. Maffucci (61)

Director (since 2005), Chair of the Audit Committee and member of the Finance Committee.

Mr. Maffucci is a Director of Domtar Corporation, the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world, and one of the largest manufacturers and marketers of pulp in North America. He is currently a member of its Audit and Finance Committees. Mr. Maffucci served as Executive Vice President and Chief Financial Officer of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from 2009 to 2010. He served on its Board of Directors from 2008 until 2010, serving on its Audit and Compensation Committees from 2008 to 2009. From 2005 to 2006, Mr. Maffucci served as Executive Vice President of Bowater Incorporated (the predecessor in interest to Resolute Forest Products (NYSE: ABH)) and President of its Newsprint Division. He served as Chief Financial Officer of Bowater Incorporated from 1995 to 2005. Resolute Forest Products produces a wide range of newsprint and commercial printing papers, market pulp and wood products. On March 30, 2010, Xerium Technologies, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy laws as part of a “pre-arranged” restructuring plan with the support of its lenders. On May 25, 2010, Xerium Technologies, Inc. emerged from Chapter 11 protection. Mr. Maffucci previously worked at KPMG.

Key attributes, experience and skills:

Mr. Maffucci brings to the Board extensive financial experience gained through his positions as chief financial officer, a member of the audit committees of publicly-traded companies, and formerly with a large public accounting firm. This experience enables him to provide insight into the Corporation’s financial statements, accounting principles and practices, auditing, internal control over financial reporting, and risk management processes.

William E. McDonald (69)

Director (since 1996), Chair of the Nominating and Corporate Governance Committee, member of the Executive Committee and the Management Development and Compensation Committee.

Mr. McDonald served as President and Chief Executive Officer of Sprint Mid-Atlantic Telecom and Sprint Mid-Atlantic Operations from 1993 to 1998, and was President and Chief Executive Officer for the United Telephone-Eastern in Carlisle, PA. Mr. McDonald began working with Sprint in 1968 when he joined Sprint United Telephone-Southeast. He progressed through various management positions until 1980, when he was named Vice President-Revenue Requirements. In 1981, he became Vice President-Operations for Sprint United Telephone-Midwest in Kansas City, MO. Mr. McDonald became President of Uninet in 1982 and in 1984 served as Senior Vice President-Network Development for what is now Sprint Long Distance. He was named President of Sprint United Telephone-Northwest in Hood River, OR, in 1986, before becoming President of Sprint United Telephone-Eastern. Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation, a telecommunications company, until his retirement in 2000.

Key attributes, experience and skills:

Mr. McDonald brings to the Board leadership, corporate governance, executive compensation, customer service, marketing, sales, and human resources experience from his service as chief executive officer of large business regions with significant operations. His 15-year tenure on the Board gives him a valuable perspective into our business, its strategy and industry leadership.

Frank H. Menaker, Jr. (71)

Director (since 1993), Member of the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee and the Management Development and Compensation Committee.

Mr. Menaker is Contract Of Counsel in the DLA Piper international law firm, based in Washington, D.C. Mr. Menaker is also a member of the McCammon Group, a mediation, arbitration, facilitation, training and consulting group providing conflict resolution services throughout the mid-Atlantic region. Mr. Menaker previously served as Senior Vice President and General Counsel of Lockheed Martin Corporation, a defense, aeronautics, and aerospace company, from 1996 until 2005, and previously was General Counsel of Martin Marietta Corporation since 1981. During his tenure, Mr. Menaker helped guide Lockheed Martin Corporation and Martin Marietta Corporation through a period of consolidation in the defense industry, beginning with Martin Marietta Corporation’s successful “Pac Man” defense of Bendix Corporation’s attempted hostile takeover of Martin Marietta Corporation in 1982. He retired from Lockheed Martin Corporation in 2006. Mr. Menaker’s professional activities include previously serving as past chair and fellow of the ABA Public Contract Law Section, and as a board member of the Atlantic Legal Foundation. During the past five years, Mr. Menaker served as a Director and as Member of the Audit Committee of North American Galvanizing and Coatings, Inc., which merged with AZZ Incorporated in 2010.

Key attributes, experience and skills:

Mr. Menaker brings to the Board his experience as general counsel of an S&P 100 corporation, with responsibility for legal, compliance, corporate governance, among other matters, as well as his experience in management, leadership, executive compensation, financial affairs, governmental and regulatory issues, safety, health and environmental matters, and mergers and acquisitions. As one of the original members of the Corporation’s Board, Mr. Menaker also brings an important perspective on the Corporation’s business, strategy, and culture. In addition, Mr. Menaker is a recognized leader in corporate ethics programs.

Richard A. Vinroot (71)

Director (since 1996), Chair of the Ethics, Environment, Safety and Health Committee and member of the Nominating and Corporate Governance Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969, where he practices in the areas of civil litigation including construction, labor, employment discrimination, securities and commercial contract disputes and controversies. He has appeared and served as lead trial counsel in the successful prosecution, defense and resolution of numerous actions in the federal and state courts during the past several years. Mr. Vinroot has also been active in civic and community activities, including serving on the Board of Trustees of Sugar Creek Charter School and the Board of Trustees of the Charlotte-Mecklenburg County YMCA. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina and from 1983 to 1991; he served on the Charlotte City Council.

Key attributes, experience and skills:

Mr. Vinroot brings tremendous experience to the Board from both private practice of law and his elected position as Mayor of Charlotte, North Carolina related to leadership, corporate governance, legal, mergers and acquisitions, governmental and regulatory issues, safety, health and environmental matters. His familiarity with North Carolina, which is one of the Corporation’s most important states, has been very valuable to the Board, as well as his involvement with non-profit organizations to give the Board perspective on diversity and corporate citizenship.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Directors Whose Terms Continue Until 2013:

C. Howard Nye (49)

Director (since 2010)

Mr. Nye has served as President and Chief Executive Officer of the Corporation since January 1, 2010. He previously served as President and Chief Operating Officer of the Corporation from August 2006 to 2009. From 2003 to 2006, Mr. Nye served as Executive Vice President of Hanson Aggregates North America, a producer of aggregates for the construction industry, and in other managerial roles since 1993. Mr. Nye has also been active in a number of various business, civic, and education organizations, including serving as a member of the Board of Directors for the National Stone, Sand & Gravel Association, the American Road & Transportation Builders Association, and Romeo Guest Associates, Inc. Mr. Nye is also a member of the Duke University Alumni Board, as well as a former gubernatorial appointee to the North Carolina Mining Commission.

Key attributes, experience and skills:

Mr. Nye has extensive knowledge of the construction aggregates industry from his 27 years of experience in all facets of the construction materials business. He brings to the Board extensive leadership, business, operating, mergers and acquisitions, legal, customer-relations, and safety and environmental experience. He understands the competitive nature of the business and has strong management skills and broad executive experience. In addition, Mr. Nye brings to the Board his broad strategic vision for the future growth of the Corporation.

Laree E. Perez (58)

Director (since 2004), Chair of the Finance Committee and member of the Audit Committee and the Ethics, Environment, Safety and Health Committee.

Ms. Perez serves as the Managing Partner in The Medallion Company, LLC, an investment management company, since 2003 and as an independent financial consultant with that company since 2002. Ms. Perez is a Director of GenOn Energy, Inc. (previously named RRI Energy, Inc.), one of the largest power producers in the United States, and is currently a member of its Audit and Risk and Finance Oversight Committees. She previously served as the Chairman of the Audit Committee of GenOn Energy, Inc. from 2002 to 2007. From 1996 to 2002, she was Vice President of Loomis, Sayles & Company, L.P. Ms. Perez was co-founder of Medallion Investment Company, Inc. and served as President and Chief Executive Officer from 1991 until it was acquired by Loomis Sayles in 1996. Ms. Perez recently served as Vice Chairman of the Board of Regents at Baylor University and previously served on the Board of Trustees of New Mexico State University, where she was also Chairman of the Board. Ms. Perez has also served on the Leadership Council and as Chair of the Development Committee for the Mayo Clinic Arizona. Ms. Perez has over 30 years’ experience in finance and investments.

Key attributes, experience and skills:

Ms. Perez brings to the Board significant business, financial and private investment experience. She has significant expertise with respect to financial statements, corporate finance, accounting and capital markets, mergers and acquisitions, and strategic analysis. Ms. Perez also brings insight into auditing best practices from her experience serving as a Board member on the audit and finance committees of other publicly-traded companies. Her familiarity with the southwestern United States has been very valuable to the Board since the Corporation has important operations in that region and to give the Board perspective on diversity.

Dennis L. Rediker (68)

Director (since 2003), Member of the Audit Committee, the Finance Committee and the Ethics, Environment, Safety and Health Committee.

Mr. Rediker serves as the President and Chief Operating Officer of Utility Composite Solutions International (UCSI), a developer and maker of composite materials for utility and municipal lighting applications. From 2009 to 2011, Mr. Rediker served as the President and Chief Operating Officer of B4C, LLC, a developer and maker of composite materials for defense and aerospace applications. He continues as a consultant for B4C, LLC. He previously served as President and Chief Executive Officer of The Standard Register Company, a document services company, from 2000 until his retirement in 2008.

Mr. Rediker was also previously the Chief Executive Officer and a Director of English China Clays, plc. During the past five years, Mr. Rediker served as Director of The Standard Register Company. Mr. Rediker is past volunteer Chairman of the Board of Trustees of the National Composites Center, and previously served on the Dayton Development Coalition and on the Board of Managers for the National Museum of the U.S. Air Force Foundation.

Key attributes, experience and skills:

Mr. Rediker brings to the Board significant operating, financial, leadership, strategic, audit, and marketing experience as a result of his tenure as chief executive officer of publicly-traded companies and service on their boards. He also has extensive experience in mergers and acquisitions, environmental and safety, and customer service that has been valuable to the Board. In addition, Mr. Rediker has considerable expertise in corporate strategy from his various roles, including his former association with McKinsey & Co.

Directors Whose Terms Continue Until 2014:

Sue W. Cole (61)

Director (since 2002), Chair of the Management Development and Compensation Committee and member of the Nominating and Corporate Governance Committee.

Ms. Cole is the managing partner of SAGE Leadership & Strategy, LLC, an advisory firm for businesses and organizations and individuals relating to client research, client delivery strategy, marketing and strategic planning, and leadership transition. Ms. Cole was previously a principal of Granville Capital Inc., a registered investment advisor, from 2006 to 2011. Ms. Cole has more than 37 years’ experience in financial services and investment management. Before joining Granville Capital, she served as Regional Chief Executive Officer of the Mid-Atlantic Region of U.S. Trust Company, N.A., an integrated wealth management firm, from 2003 to 2006, and as Chief Executive Officer for U.S. Trust Company of North Carolina and North Carolina Trust Company. Previously she was Head of Corporate Lending for the Greensboro, North Carolina Region of NCNB. Ms. Cole also previously served as a Director of UNIFI, Inc., and has been active in the community and charitable organizations including serving on the Investment Committees of UNC-Greensboro, the Cone Health Foundation, and the Weaver Foundation; Chair of the Management Development and Compensation Committee and member of the Executive Committee of the North Carolina Biotechnology Center; member of the Board of Directors of the North Carolina Economic Development Board; and trustee and member of the Board of Governors of the Center for Creative Leadership. Ms. Cole is also Chair of the Board of Directors of Biscuitville, Inc.

Key attributes, experience and skills:

Ms. Cole brings to the Board valuable experience in executive compensation, corporate governance, human resources, finance and financial statements, and customer service in connection with her role as chief executive officer of several financial services and investment advisory businesses as well as several non-profit organizations. She also has strong leadership skills and familiarity with governmental affairs from her service on the boards of various business associations and non-profit organizations in North Carolina, an important state to the Corporation.

Michael J. Quillen (63)

Director (since 2008), Member of the Ethics, Environment, Safety and Health Committee, Finance Committee and the Management Development and Compensation Committee.

Mr. Quillen has served as Chief Executive Officer and a member of the Board of Directors of Alpha Natural Resources, Inc., a leading Appalachian coal supplier, since its formation in 2004 until its merger with Foundation Coal Holdings, Inc. on July 31, 2009. He continued to serve as Executive Chairman until December 31, 2009. Mr. Quillen now serves as non-Executive Chairman of the combined entity, also named Alpha Natural Resources, Inc. He was named Chairman of the Board of Alpha in 2006. Mr. Quillen served as President of Alpha until 2006. In 2002, Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha’s operating subsidiary, Alpha Natural Resources, LLC, where he had served as Chief Executive Officer since 2003. From 2002 to 2005 he also served in senior executive capacities with other former affiliates of Alpha. From September 1998 to December 2002, Mr. Quillen was Executive Vice President-Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was also responsible for the development of AMCI’s Australian properties. He has held senior executive positions in the coal industry throughout his career, including Vice President-Operations of Pittston, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President-Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and manager of Mid-Vol Leasing, Inc. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer.

Key attributes, experience and skills:

Mr. Quillen brings to the Board valuable business, leadership, management, financial, and mergers and acquisitions experience through his service of more than 30 years in senior positions, including chief executive officer and chairman, of publicly-traded companies. He also has extensive experience related to mining companies, governmental and regulatory issues, and safety, health and environmental matters. Mr. Quillen also brings tremendous insight and expertise with respect to strategic analysis, the natural resources industry, and energy. In addition, Mr. Quillen has a wealth of knowledge related to transportation, which is a key factor in our business.

Stephen P. Zelnak, Jr. (67)

Director (since 1993), Chairman of the Board of Directors and Chairman of the Executive Committee.

Mr. Zelnak has served as non-Executive Chairman of the Corporation since May 27, 2010. He served as Executive Chairman from January 1, 2010 to May 27, 2010. He previously served as Chief Executive Officer of the Corporation since 1993 and as President of the Corporation from 1993 to 2006. Mr. Zelnak joined Martin Marietta Corporation in 1981 and he had been responsible for the Aggregates operations since 1982. Mr. Zelnak is also a Director of Beazer Homes USA, Inc. Mr. Zelnak is also Chairman and majority owner of ZP Enterprises, a private investment firm engaged in the purchase of small manufacturing companies. Mr. Zelnak has served as Chairman of the North Carolina Chamber, North Carolina Community College Foundation, National Stone, Sand and Gravel Association, Peace College Board of Trustees, North Carolina Foundation for Research and Economic

Education, North Carolina Aggregates Association and the NC State Physical and Mathematical Sciences Foundation. He currently serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Key attributes, experience and skills:

As the longstanding Chairman of the Board of the Corporation and previous Chief Executive Officer, Mr. Zelnak brings extensive leadership, business and operating experience to the Board, as well as knowledge of all aspects of the Corporation and the construction aggregates industry. He also brings his broad strategic and financial experience to the Board, knowledge of the home building industry and factors that impact construction from his service on the board of a large homebuilder, and corporate governance from serving on the boards and various committees of other companies.

DIRECTOR COMPENSATION

The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that Directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board. The Board determines reasonable compensation for Directors upon recommendation of the Management Development and Compensation Committee of the Board, which retains independent compensation consultants to assist it.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2011, all of the individuals who were then Directors, except Mr. Nye, who was the Chief Executive Officer of the Corporation in 2011 and was not and is not compensated separately for his service as a Director, received an annual retainer of $32,500. Directors received $1,250 for each regular or special meeting of the Board and Board committees attended. Members of the Audit Committee received an additional $5,000 in view of their increased responsibilities. The Chair of the Audit Committee received an additional annual fee of $15,000 in light of his increased responsibilities. Each committee chair (other than the Chairs of the Audit and the Executive Committees) received an annual fee of $8,000. Directors were also reimbursed for travel and other expenses related to attendance at Board and committee meetings. The Corporation’s plane was used to transport some Directors to and from Board and committee meetings, but no Directors received personal use of the Corporation’s plane or other perquisites and personal benefits in 2011. In his role as non-executive Chairman, Mr. Zelnak received $125,000 in addition to the annual retainer in lieu of receiving meeting attendance fees.

Equity Compensation Paid to Board Members

All of the individuals who were Directors in 2011, except Mr. Nye, were granted 1,266 restricted stock units pursuant to the Amended and Restated Stock-Based Award Plan. The restricted stock units granted to the Directors in 2011 were fully vested upon award and will be distributed upon retirement. This component of Director compensation was added in 2009 and replaced annual awards of non-qualified stock options for 3,000 shares that had been made to Directors in previous years. The

Board believes that the use of restricted stock units is more appropriate because of its lower impact on the Corporation’s financial statements and made this determination after input from its independent compensation consultant. The value of the restricted stock unit awards to the Directors is approximately the same as the value of 3,000 shares of stock options at the time of grant.

Deferred Compensation Program for Board Members

Pursuant to the Common Stock Purchase Plan for Directors, non-employee Directors may elect to receive all or a portion of their fees in the form of the Corporation’s common stock, which must be deferred until, at the Director’s election, the date the person ceases to be a Director or the date that is one year and one month following the date that the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period up to ten years. Directors may also elect to defer their fees paid in cash on the same basis. The Board of Directors unanimously agreed that a minimum of 50% of each Director’s fees would be paid in common stock and deferred pursuant to the terms of the plan. Amounts deferred under the plan in cash are credited with interest at the prime rate. Amounts deferred under the plan in common stock are credited toward units of common stock at a 20% discount from the fair market value of the common stock (the closing price of the common stock as reported in The Wall Street Journal) on the date the Director fees would otherwise be paid. There are no matching contributions made by the Corporation. The units are converted into common stock of the Corporation pursuant to the terms of the plan. Dividend equivalents are paid on the units at the same rate as dividends are paid to all shareholders. The Directors do not have voting or investment power for their respective units.

Director Compensation Table

The table below summarizes the compensation paid by the Corporation to each person who served as a non-employee Director during the fiscal year ended December 31, 2011.

Name[1] (a)	Fees Earned or Paid in Cash($)[2] (b)	Stock Awards($)[3] (c)	Option Awards($)[4] (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)[5] (f)	All Other Compensation($)[6] (g)	Total($) (h)

Sue W. Cole	63,000	110,015			3,296	39,312	215,623
David G. Maffucci	80,000	110,015			1,170	35,657	226,842
William E. McDonald	60,500	110,015			4,558	41,869	216,942
Frank H. Menaker, Jr.	67,500	110,015			5,518	47,476	230,509
Laree E. Perez	74,250	110,015			860	20,559	205,684
Michael J. Quillen	57,500	110,015			490	24,580	192,585
Dennis L. Rediker	65,000	110,015			2,462	33,103	210,580
Richard A. Vinroot	55,500	110,015			4,967	41,070	211,552
Stephen P. Zelnak, Jr.	174,250	110,015			160	28,798	313,223

1

Mr. Nye, who is the Chief Executive Officer of the Corporation and a member of the Board of Directors, is not included in this table because he is not compensated separately for his service as a Director. The compensation received by Mr. Nye as an employee of the Corporation is shown in the Summary Compensation Table on page 48.

2

The amounts in column (b) reflect fees earned in 2011. Some of these fees were deferred pursuant to the Common Stock Purchase Plan for Directors in the form of common stock units. The number of units of common stock credited in 2011 to each of the Directors under the Common Stock Purchase Plan for Directors and the grant date fair value for these awards determined in accordance with FASB ASC Topic 718, which includes the 20% discount, are as follows: Ms. Cole, 2,208 units and $78.35 value, respectively; Mr. Maffucci, 2,465 units and $77.08 value, respectively; Mr. McDonald, 2,173 units and $78.46 value, respectively; Mr. Menaker, 2,289 units and $77.54 value, respectively; Ms. Perez, 1,827 units and $80.53 value, respectively; Mr. Quillen, 2,135 units and $78.45 value, respectively; Mr. Rediker, 2,254 units and $77.64 value, respectively; Mr. Vinroot, 2,096 units and $78.96 value, respectively; and Mr. Zelnak, 2,530 units and $77.92 value, respectively. The number of units credited to each of the Directors as of December 31, 2011, including units accumulated under the plan for all years of service as a Director, is as follows: Ms. Cole, 15,248; Mr. Maffucci, 10,407; Mr. McDonald, 17,236; Mr. Menaker, 19,750; Ms. Perez, 7,503; Mr. Quillen, 6,926; Mr. Rediker, 11,157; Mr. Vinroot, 17,482; and Mr. Zelnak, 4,801. The 20% discount from the market price of the Corporation’s common stock used in converting to common stock is reported in column (g).

3	Each Director received 1,266 restricted stock units in 2011. The amounts in column (c) reflect the grant date fair value for these awards determined in accordance with FASB ASC Topic 718.

4

As of December 31, 2011, each Director held options for common stock in the amounts as follows: Ms. Cole, 19,000; Mr. Maffucci, 12,000; Mr. McDonald, 17,000; Mr. Menaker, 19,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 14,300; Mr. Vinroot, 17,000; and Mr. Zelnak, 180,880, of which 149,439 are exercisable.

5	The amounts in column (f) reflect interest paid on fees deferred in cash under the plan.

6

The amounts in column (g) reflect for each Director: (i) an amount equal to the 20% discount from the market price of the Corporation’s common stock used in converting fees deferred in 2011 into common stock units pursuant to the Common Stock Purchase Plan for Directors, and (ii) the dollar value of dividend equivalents paid in 2011 on common stock units held under the plan. The Directors did not receive perquisites or other personal benefits in 2011.

SHAREHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING

Proposals by shareholders for nominations for Directors or other matters intended to be presented at the 2013 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than December 19, 2012 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as Director. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2013 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Corporation no earlier than January 18, 2013 and no later than February 17, 2013. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

The Board of Directors has long believed that good corporate governance is important to ensure the Corporation is managed for the long-term benefit of its shareholders. The Corporation’s business is managed under the direction of the Board of Directors. The Board delegates the conducting of business to the Corporation’s senior management team. The corporate governance standards established by the Board provide a structure within which Directors and management can effectively pursue the Corporation’s objectives for the benefit of its shareholders. Even before the adoption of the Sarbanes-Oxley Act of 2002, one of the most critical components that has governed the way the business affairs of the Corporation are conducted has been the Corporation’s Code of Ethics and Standards of Conduct, which has been in place for more than two decades.

With that backdrop, the Board has endeavored to choose Board and Committee members who are distinguished by a depth of knowledge and experience, to elect a qualified and dedicated management team, and to direct the business affairs of the Corporation to achieve long-term value for shareholders. The Board believes this purpose is particularly important in overseeing the management of a company such as the Corporation that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets.

In furtherance of these goals, in 2002, the Board created a Nominating and Corporate Governance Committee, which consists of three independent Directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and making recommendations to the Board relating to corporate governance matters.

The New York Stock Exchange has adopted rules that require listed companies like the Corporation to adopt governance guidelines and comply with certain standards regarding corporate governance. The Corporation voluntarily implemented these corporate governance rules even prior to their effective date in 2004. The Corporation’s Chief Executive Officer certifies annually to the NYSE that he is not aware of any violation by the Corporation of the NYSE corporate governance listing standards. This certification is in addition to the certification by the Corporation’s Chief Executive Officer and Chief Financial Officer included with the Corporation’s periodic reports filed with the Securities and Exchange Commission. The Corporation also submits written affirmations to the NYSE annually regarding details of the Corporation’s compliance with the corporate governance rules of the NYSE.

The Corporation’s Corporate Governance Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. The guidelines address a wide array of governance issues. Among other matters, the corporate governance principles of Martin Marietta Materials include the following:

Ethics

•

A comprehensive Code of Ethics and Standards of Conduct applicable to all Directors, officers, and employees of the Corporation, including the Corporation’s executive officers, has been in place since the 1980’s.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns was established in 1994 when the Corporation’s common stock became publicly traded.

•

The Board has had, since 1994, an Ethics, Environment, Safety and Health Committee that is responsible for reviewing and monitoring the Corporation’s program on business ethics and conduct, compliance with environmental laws and regulations and matters concerning health and safety.

•

The Corporation will also disclose on its website any amendments to its Code of Ethics and Standards of Conduct and waivers, if any, of such code as applicable to the Corporation’s Directors and executive officers. Any waiver of the Code of Ethics and Standards of Conduct for Directors or executive officers will be made only by the full Board and promptly disclosed to shareholders within four business days.

Board Independence

•	Nine out of ten Board members are non-employee Directors.

•	Eight out of ten Board members are independent Directors, as defined in the rules of the NYSE, and are not affiliated with the Corporation.

•	The Corporation’s Corporate Governance Guidelines adopted by the Board reflect the Board’s belief that at least two-thirds of all Directors should consist of independent Directors.

•	The Board has adopted Guidelines for Director’s Independence for the Corporation and has determined that eight of the ten Board members are independent under these Guidelines.

•	The Board has adopted a policy of regularly scheduled executive sessions where the independent Directors meet without management.

Independent Board Committees

•

The Corporation has had, since it went public in 1994, an Audit Committee and a Compensation Committee. In 2004, the Compensation Committee was renamed the Management Development and Compensation Committee to more accurately reflect the Committee’s responsibilities. Both Committees consist entirely of independent Directors, as defined in the rules of the NYSE and the applicable requirements of the SEC.

•

The Nominating and Corporate Governance Committee also consists entirely of independent Directors. Included in the responsibilities of the Nominating and Corporate Governance Committee is oversight of Board nominations and Board committee assignments. The Committee recommends to the Board nominees and committee assignments based on the skills and expertise of the individual nominees and Directors, as well as the needs of the Corporation, among other things.

•	The Audit Committee meets privately with each of management, representatives of the Corporation’s independent auditors, and the Corporation’s internal audit department.

•	The members of the Audit Committee do not receive any consulting or advisory fees or other compensation from the Corporation, other than Directors fees.

•	The members of the Audit Committee have no affiliation with the Corporation other than as a Director of the Corporation.

•	The Board of Directors has determined that the Audit Committee includes at least one member who is an audit committee financial expert as defined in SEC rules.

General

•	The Board and its members are subject to self-assessments of their performance and the Board’s performance.

•	Directors have access to members of the Corporation’s management team and, as necessary and appropriate, to independent advisors.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer.

•

The Board has adopted charters for each of its Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, which meet the requirements of the rules of the NYSE and are available on the Corporation’s website at www.martinmarietta.com.

Who are the Corporation’s Independent Directors?

All of the Corporation’s Directors are non-employee Directors except Mr. Nye. Mr. Nye was elected to the Board as of January 1, 2010. Mr. Nye does not sit in the executive sessions of the independent Directors unless invited to attend for a specific discussion nor does he participate in any action of the Board relating to any executive compensation plan in which he may participate.

In assessing the independence of its members, the Board has adopted for the Corporation a set of Guidelines for Director’s Independence. The Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. These Guidelines reflect the rules of the NYSE, applicable requirements of the SEC, and other standards determined by the Board to be important in assessing the independence of Board members. The Board has determined that all members of the Board, except Mr. Zelnak and Mr. Nye, are “independent” under these Guidelines. The Board of Directors has determined that no Director (except Mr. Zelnak and Mr. Nye), or any person or organization with which the Director has any affiliation, has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management.

In making this “independence” determination, the Board considered other entities with which the Directors were affiliated and any business the Corporation had done with such entities. In that regard, Mr. Vinroot is a member of the law firm of Robinson, Bradshaw & Hinson, P.A. located in Charlotte, North Carolina, which provided certain legal services to the Corporation in 2011. Mr. Vinroot did not work on any of the legal matters for the Corporation. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2011 was approximately $83,000, representing less than 0.2% of the firm’s gross revenues for the last fiscal year. Accordingly, the Board determined that Mr. Vinroot’s relationship with the Corporation, directly and as a partner of Robinson, Bradshaw & Hinson, P.A., was not material for purposes of the independence determination.

Do the independent Directors ever meet without management?

The Corporation’s Corporate Governance Guidelines adopted by the Board provide that at least two Board meetings each year will include an executive session of the non-employee Directors to discuss such topics as they may choose, including a discussion of the performance of the Corporation’s Chairman and its Chief Executive Officer. In 2011, the Corporation’s non-employee Directors met 4 times in executive session without management, in addition to executive sessions held by committees of the Board. The Chair of the Nominating and Corporate Governance Committee, currently Mr. McDonald, a non-employee Director, presides at these executive sessions of non-employee Directors. In the absence of such Chair, the non-employee Directors would elect from among themselves a chair for such an executive session.

What is the Board’s leadership structure?

As of January 1, 2010, the role of Chairman and Chief Executive Officer are separate. The Board believes this structure is best currently for the Corporation as Mr. Zelnak’s continuance as Chairman furthers a seamless transition in connection with the succession of Mr. Nye as Chief Executive Officer. The Corporation also believes that the Board leadership structure wherein the Chairman of the Nominating and Corporate Governance Committee presides at executive sessions of the Board, at which Mr. Nye does not attend unless specifically invited, facilitates communication among the non-employee Directors. We believe our Chief Executive Officer and our Chairman have an excellent working relationship that has allowed Mr. Nye to make a strong transition into his role and will allow him to focus on the challenges the Corporation is facing in the current business environment. We believe Mr. Zelnak’s continuation as Chairman provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Corporation as recognized by our customers, employees and other constituencies.

What is the Board’s role in risk oversight?

Our Board currently has eight independent members and only two non-independent members, the non-executive Chairman and the Chief Executive Officer. A number of our independent Board members are serving or have served as members of senior management of other public companies, have served as directors of other public companies, and otherwise have experience and/or educational backgrounds that we believe qualify them to effectively assess risk. Each of our Board Committees, including our Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are comprised solely of independent Directors, each with a different independent Director serving as Chair of the Committee (other than the Executive Committee, which does not meet on a regular basis).

The Board has overall responsibility for oversight of risk management. The Board believes that an effective risk management system will (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) determine whether the risk is excessive or appropriate under the circumstances and designed to achieve a legitimate corporate goal, (4) implement risk management responses consistent with the Corporation’s risk profile, and (5) integrate risk management into the Corporation’s decision-making.

The Board delegates certain responsibilities to Board Committees to assist in fulfilling its risk oversight responsibilities. Each of the Committees reports regularly to the full Board of Directors as to actions taken and topics discussed. In addition, the Board reviews with management regularly the most significant risks facing the Corporation, the probabilities of those risks occurring, the steps taken to mitigate any impact of risks, and management’s general risk management strategy. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Corporation’s day-to-day operations.

The Board has designated the Audit Committee to take the lead in overseeing risks related to financial reporting, financial statements, internal control environment, internal audit, independent audit, and accounting processes. The Finance Committee evaluates risks associated with the Corporation’s capital structure, including credit and liquidity risks. The Management Development and Compensation Committee oversees aspects of risk related to the annual performance evaluation of our Chief Executive Officer, succession planning and ensuring that executive compensation is appropriate to meet the Corporation’s objectives. The Nominating and Corporate Governance Committee oversees aspects of risk related to the composition of the Board and its Committees, Board performance and best practices in corporate governance. The Ethics, Environment, Safety and Health Committee monitors risks in the areas of the Corporation’s ethics program, health, safety, and the environment.

While the Board oversees the Corporation’s risk management, the executive officers are responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Corporation and is appropriate whether the positions of Chairman and Chief Executive Officer are separate or held by the same individual.

How would interested parties make their concerns known to the independent Directors?

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may communicate anonymously and confidentially with the Board through the Corporation’s Ethics Hotline at 1-800-209-4508. The Board has also designated the Corporate Secretary to facilitate communications to the Board. Shareholders and other interested parties may communicate directly with the Board of Directors, or directly with non-management Directors, or an individual Director, including the Chair of the Nominating and Corporate Governance Committee, by writing to Martin Marietta Materials, Inc., Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

All communications by shareholders or other interested parties addressed to the Board will be sent directly to Board members. While the Corporation’s Ethics Office and the Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management Directors unless there is instruction from them to filter such communications (and in such event, any communication that has been filtered out will be made available to any non-management Director who wishes to review it).

The Corporation and its Board of Directors will continue to review and evaluate the process by which shareholders or other interested persons communicate with the Corporation and the Board and may adopt other or further processes and procedures in this regard. If so, the Corporation will identify those policies and procedures on its website at www.martinmarietta.com.

How often did the Board meet during 2011?

The Corporation’s Board of Directors held 7 meetings during 2011, five of which were regularly scheduled meetings and two of which were special meetings. There were also a total of 24 committee meetings in 2011. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs.

How many times did Directors attend meetings of the Board and its Committees?

In 2011, all Directors attended all of the meetings of the Board of Directors. All directors attended all of the meetings of the committees of the Board on which they served (during the periods that they served).

Will the Directors attend the Annual Meeting?

The Corporation’s Directors are expected to attend the Corporation’s Annual Meeting of Shareholders. All Directors then serving on the Board attended the 2011 Annual Meeting of Shareholders.

How are Directors compensated?

A table showing the compensation paid by the Corporation to the individuals serving as Directors in 2011, other than Mr. Nye, is included in the section of this proxy statement entitled “DIRECTOR COMPENSATION — Director Compensation Table.” Mr. Nye, who was elected a Director as of January 1, 2010, is not included in the table. Mr. Nye’s compensation as an executive officer of the Corporation is shown in the section entitled “EXECUTIVE COMPENSATION” and he received no additional compensation for service as a Director during that time.

What Committees has the Board established?

The Corporation’s Board of Directors has six standing committees: the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee, the Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee, which is composed entirely of non-employee, independent Directors, held 8 meetings during 2011. The Audit Committee meets periodically and separately in executive sessions with management, the independent auditors, and the Corporation’s internal auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to accounting, auditing, and financial reporting matters of the Corporation, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Corporation’s independent auditors. Among other duties, the Audit Committee:

•	selects the independent auditors

•	pre-approves all audit and non-audit services provided to the Corporation by the independent auditors

•	monitors the independence of the independent auditors

•	reviews and approves:

¯	the scope and timing of work to be performed by the independent auditors

¯	compensation to be paid to the independent auditors

¯	financial accounting and reporting principles used by the Corporation

¯	policies and procedures concerning audits, accounting, and financial controls

¯	recommendations to improve existing practices

¯	results of the audit and the reports of the independent auditors

•	reviews and discusses the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditors

•	reviews and discusses management’s assessment of the effectiveness of the Corporation’s system of internal control over financial reporting

•	discusses the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	discusses matters related to risk assessment and risk management and how the process is handled by management

•	considers allegations, if ever made, of possible financial fraud or other financial improprieties

•	sets clear hiring policies for employees or former employees of the independent auditors

•	reviews the qualifications and the plan and scope of work of the corporate internal audit function

•	prepares an audit committee report as required by the SEC to be in this proxy statement

The Committee’s current members are Directors Maffucci (Chair), Menaker, Perez, and Rediker. The Board of Directors has determined that the Chair of the Audit Committee, Mr. Maffucci, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Maffucci, and the other members of the Audit Committee, are independent of management, as required by the rules of the NYSE, SEC, and the Board’s Guidelines for Director’s Independence.

The Ethics, Environment, Safety and Health Committee held 2 meetings during 2011. It monitors compliance with the Corporation’s Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its Directors, officers, and employees, including conflicts or potential conflicts of interest between the Corporation and any of its Directors, officers, and employees. The Committee also reviews and monitors the adequacy of the Corporation’s policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee’s current members are Directors Vinroot (Chair), Menaker, Perez, Quillen, and Rediker.

The Executive Committee held no meetings during 2011. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors, except to the extent such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board. The Committee’s current members are Directors Zelnak (Chair), McDonald, and Menaker.

The Finance Committee held 5 meetings during 2011. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities, share repurchases, and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee’s current members are Directors Perez (Chair), Maffucci, Quillen, and Rediker.

The Management Development and Compensation Committee held 6 meetings during 2011. It is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE, who are also “non-employee” and “outside” Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The Committee possesses and may exercise the powers of the Board of Directors relating to management development and compensation matters of the Corporation, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	establish an overall strategy with respect to compensation for officers and management to enable the Corporation to attract and retain qualified employees

•	oversee executive succession and management development plans

•	discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and elected officers

•	administer the Corporation’s equity and other compensation plans, as amended from time to time

•	review and discuss the Compensation Discussion and Analysis and produce a compensation committee report as required by the SEC to be included in this proxy statement

•	provide oversight of the Corporation’s Benefit Plan Committee, which administers the Corporation’s defined benefit and contribution plans

The Committee has the power, in its sole discretion, to determine the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by the Corporation.

The Committee reviews and approves the Corporation’s goals and objectives for Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level based on the Committee’s evaluation, which includes executive sessions with the independent directors of the Board of Directors. The Committee also reviews management’s assessment of the performance of other elected officers, and reviews and approves the salary, bonus, and other compensation of such elected officers. The Committee has the authority, in its sole discretion, to retain, pay, and terminate any consulting firm, if any, used to assist in evaluating director, chief executive officer, or senior executive compensation. The Committee has authority to delegate any of its duties under its charter, including to the Chair of the Committee, as it deems appropriate. The Committee also reviews with management at least annually plans for the orderly development and succession of executive management of the Corporation. The Committee’s current members are Directors Cole (Chair), McDonald, Menaker and Quillen.

The Nominating and Corporate Governance Committee held 3 meetings in 2011. The Committee is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE. The Committee possesses and may exercise the powers of the Board of Directors relating to the process of governance of the Corporation, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	oversee the identification and selection of qualified Board and Committee members

•	recommend to the Board director nominees for the next annual meeting of shareholders

•	oversee the development and implementation of a set of corporate governance principles applicable to the Corporation

The Committee also oversees the evaluation of the Board and its committees. The Committee has the sole authority to retain, pay, and terminate search firms, if any, used to identify Director candidates. The Committee’s current members are Directors McDonald (Chair), Cole, and Vinroot.

Upon the recommendation of this Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Guidelines are posted and available for public viewing on the Corporation’s website at www.martinmarietta.com. A copy may also be obtained upon request from the Corporation’s Corporate Secretary. Additional information concerning the corporate governance process of the Corporation is contained in the section entitled “CORPORATE GOVERNANCE MATTERS” above.

Will the Nominating and Corporate Governance Committee consider any Director candidates recommended by shareholders?

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for election as a Director at an annual meeting of shareholders of the Corporation, if the shareholder making such recommendation complies with the advance notice provisions of the Bylaws of the Corporation. The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation’s notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the preceding year’s annual meeting of shareholders and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the

Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation. Since the 2011 annual meeting, the Corporation has not made any material changes to the procedures by which shareholders may recommend nominees to the Corporation’s Board of Directors. Additional information is contained in the section entitled “SHAREHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING” below.

How does the Board select nominees for the Board?

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify potential candidates for its consideration from time to time. The Committee makes an initial determination as to whether to conduct a full evaluation of the candidate, and reviews all information provided to the Committee, including the recommendations for the prospective candidate and the Committee’s own knowledge of the prospective candidate. If the Committee determines that additional consideration is warranted, interviews are conducted by the members of the Committee, as well as the Chief Executive Officer of the Corporation; appropriate inquiries are conducted into the background and qualifications of potential candidates; the Committee meets to discuss its evaluation and feedback from the Chief Executive Officer; and, if the Committee determines to do so, it makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board of Directors determines the nominees after considering the recommendation and report of the Committee.

In evaluating any potential candidate, the Nominating and Corporate Governance Committee considers the extent to which the candidate has the personal characteristics and core competencies outlined in the Guidelines for Potential New Board Members adopted by the Committee, and takes into account all other factors it considers appropriate. A copy of these Guidelines is attached to this proxy statement as Appendix A.

The Board of Directors, acting through the Committee, is responsible for presenting for shareholder consideration a group of Board candidates that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a Board and providing oversight to the Corporation. The Committee looks for certain characteristics common to all Board members, including integrity, strong professional reputation, mature business judgment, record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities include matters such as experience in the mining or manufacturing industry, technical experience in financial or accounting matters, experience gained in situations comparable to the Corporation’s which has grown through acquisitions, leadership experience, public company Board membership or executive officer experience, and relevant geographical experience.

Although the Committee does not have a formal policy regarding Board diversity, matters of diversity (including diversity in professional experience, geographic background reflecting the Corporation’s geographic base, education, ethnic background and gender) are included in the many characteristics considered by the Committee in evaluating nominees for election as directors as reflected in the Corporation’s Guidelines for Potential New Board Members. The Committee considers all candidates in the context of the qualifications enumerated above, as well as their complementary experiences, backgrounds and skills, in an effort to maintain a strong and effective Board of Directors. The Nominating and Corporate Governance Committee also assesses, through discussions at Committee and Board of Directors meetings, the effectiveness of its efforts with respect to diversity and consideration of its Guidelines for Potential New Board Members when it periodically reviews the overall composition of the Board and as part of its self-evaluation process. In addition to these qualities, the Committee has considered the special characteristics outlined in the Directors’ biographies on pages 7-13 of this Proxy Statement, which has led the Committee to conclude that the current Board members, including the nominees for election, have the appropriate characteristics to serve as members of the Board of Directors.

Each nominee approved by the Nominating and Corporate Governance Committee and recommended for election at the 2012 Annual Meeting is a current Director standing for re-election. The Committee received no additional recommendations for Director nominees for consideration at the annual meeting.

Do the Board Committees have charters? How can shareholders obtain them?

The Corporation’s Board of Directors has adopted written charters meeting the requirements of the NYSE for the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. These charters address the purposes and responsibilities of each committee, as described above, and provide for an annual performance evaluation of each committee. Copies of these charters are posted on the Corporation’s website at www.martinmarietta.com, along with copies of the Corporation’s Corporate Governance Guidelines, Code of Ethics and Standards of Conduct, and Guidelines for Director’s Independence.

How are transactions with persons related to the Corporation reviewed?

The SEC requires the Corporation to disclose in this proxy statement certain transactions in which the Corporation participates and in which certain persons considered “related persons” of the Corporation have a direct or indirect material interest. These “related persons” would include the directors and executive officers of the Corporation, nominees for director, certain control persons, and their immediate family members.

Each director, executive officer, and nominee for director of the Corporation receives and agrees to abide by the Corporation’s Code of Ethics and Standards of Conduct. The Corporation considers that any transaction in which the Corporation participates and in which any related person of the Corporation has a direct or indirect material interest will be subject to the Corporation’s Code of Ethics and Standards of Conduct and subject to review, approval or ratification, as appropriate under the circumstances, by the Corporation under the standards enumerated in the Corporation’s Code of Ethics and Standards of Conduct. If a proposed transaction is one in which a Director of the Corporation has an actual or potential conflict of interest, it will be subject to review by the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee.

Any waivers of the Code of Ethics and Standards of Conduct for Directors and executive officers may be made only by the Corporation’s Board of Directors or any committee to which it delegates that authority. Any waivers for Directors and executive officers and any amendments to the Code of Ethics and Standards of Conduct will be promptly disclosed to the Corporation’s shareholders.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the Corporation participates. The Board also considers other entities with which the Directors are affiliated and any business the Corporation has done with such entities.

PROPOSAL 2

INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Corporation and the effectiveness of the Corporation’s internal control over financial reporting for the fiscal year 2012. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors and its Audit Committee will review the matter.

Ernst & Young LLP served as the Corporation’s independent auditors for 2011 and audited the consolidated financial statements of the Corporation for the year ended December 31, 2011 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011. In connection with the audit of the Corporation’s 2011 financial statements, the Corporation entered into an engagement letter with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for the Corporation. Ernst & Young LLP required that the audit engagement agreement be subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee is solely responsible for retaining or terminating the Corporation’s independent auditors in 2012. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to the Corporation by Ernst & Young LLP in 2011 and 2010. A description of these various fees and services follows the table.

	2011	2010

Audit Fees	$1,813,000	$1,198,000
Audit-Related Fees	102,000	99,000
Tax Fees	70,000	104,000
All Other Fees	0	0

TOTAL	$1,985,000	$1,401,000
Percentage of Audit & Audit-Related Fees to Total Fees	96.5%	92.6%

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2011 and 2010 in connection with the annual financial statement audit, the annual internal controls audit, and reviews of the Corporation’s financial statements included in the quarterly reports on Form 10-Q were $1,483,000 and $1,198,000, respectively. During 2011, Ernst & Young also billed the Corporation $330,000 related to the filing of the S-4 registration statement related to the proposed business combination with Vulcan Materials Company.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2011 and 2010 in connection with audit-related services, including subsidiary audits and continuing education, were $102,000 and $99,000, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2011 and 2010 in connection with tax advice, including consultation on transfer pricing issues, and other tax-related activities were $70,000 and $104,000, respectively.

All Other Fees

There were no other fees billed for other professional services rendered or products provided by Ernst & Young LLP to the Corporation for 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decision to the Committee at its next scheduled meeting.

Audit Committee Review

In connection with the Audit Committee’s review of services rendered and fees billed by Ernst & Young LLP, the Audit Committee has considered whether the provision of the non-audit related services described above is compatible with maintaining the independent auditors’ independence and has concluded that the provision of these services does not compromise such independence.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed at least annually for adequacy by the Audit Committee. The Directors who serve on the Audit Committee have no financial or personal ties to the Corporation (other than Director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations, the New York Stock Exchange listing standards, and the Guidelines for Director’s Independence adopted by the Board of Directors. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management. Copies of the Audit Committee’s charter and the Corporation’s Guidelines for Director’s Independence can be viewed on the Corporation’s website at www.martinmarietta.com.

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Corporation’s financial reporting, accounting systems, and internal controls. The Corporation’s independent auditors and the vice president of the internal audit function report directly and are ultimately accountable to the Audit Committee.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation’s audited financial statements for fiscal year 2011. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of the Corporation’s financial reporting, as required by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from the Corporation, as required by the Public Company Accounting Oversight Board in Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee also received from the independent auditors a letter indicating there were no material issues raised by the independent auditors’ most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Corporation’s 2011 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 16, 2012

AUDIT COMMITTEE

David G. Maffucci, Chair

Frank H. Menaker, Jr.

Laree E. Perez

Dennis L. Rediker

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Executive Summary provides an overview of our performance in 2011, the factors influencing it, and how executive compensation in 2011 was tied to such performance. Our compensation philosophy and programs are set out in more detail below in this Compensation Discussion and Analysis.

At our 2011 annual meeting of shareholders, our shareholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation. More than 90% of votes cast supported our executive compensation policies and practices. During our 2011 fiscal year, we reviewed our executive compensation programs in conjunction with our business results and our shareholder support of our executive compensation program. Following such review and consideration, we continue to believe that our executive compensation programs are designed to support our company and our business strategies in concert with our compensation philosophy.

The economic recession that has impacted the construction materials industry for several years continued in 2011. Aggregates shipments in the United States experienced an unprecedented decline of almost 40% from their peak volume in 2006. Federal highway legislation funding, which expired in September 2009, was provided under an eighth continuing resolution (currently extended to June 30, 2012), leading to adoption of a focus on short-term repair and maintenance of highways, roads and bridges and creating uncertainty around long-term highway funding. In addition, states continued to balance funding of construction spending against budget shortfalls caused by decreasing tax revenues and uncertainty related to long-term highway funding.

Against this background, the Corporation continued to execute on its strategic plan while delivering strong performance in 2011:

•	Adjusted earnings per diluted share of $2.03 in 2011 (after excluding $0.25 per diluted share impact of business development costs) declined by only 4% compared to $2.12 in 2010.[1]

•	Net sales increased to $1.520 billion in 2011 compared with $1.476 billion in 2010.

•	Record earnings for Specialty Products of $66.3 million in 2011 as compared with $50.6 million in 2010.

•	Continued payment of an annual cash dividend of $1.60 per share to shareholders, which has not been reduced from previous levels.

1	See reconciliation of non-GAAP financial measures on Appendix B hereto.

Management was able to achieve these performance results in 2011 by effectively improving the Corporation’s cost structure without jeopardizing the long-term value of the business, allowing us to become more profitable when volumes begin recovering. The number of employees has remained at a reduced level since 2009 (even considering the additional approximately 600 employees that were added net in 2011 due to acquisitions) and is nearly identical to the number of employees in 1997. However, we managed nearly three times more assets and produced nearly 25% greater gross profit per ton in 2011 than in 1997, which reflects the greater efficiencies we have been able to successfully achieve in the business in addition to reducing costs. These actions have contributed to the following results:

•

Selling, general and administrative costs in 2011 declined $6.3 million, or 60 basis points as a percentage of net sales, from 2010, following a 70 basis points decline in 2010 from 2009, despite absorbing $5.4 million of expense related to severance benefits.

•

Consolidated operating margin (excluding freight and delivery revenues) of 10.6% in 2011 compared with 13.4% in 2010, which was in part driven by an additional $17 million of increased diesel fuel costs.

The strong financial results for 2011 are accompanied by other achievements in 2011 that are reflective of the discipline of our executive management team. Mr. Nye and the other executive officers demonstrated solid execution of our business plan and the promotion of our strategic objectives focusing on long-term growth, which was reflected by the following acquisitions and growth initiatives:

•

We completed an asset exchange with Lafarge North America Inc., providing our company with a new platform market position in the greater Denver, Colorado region. In addition to acquiring strategic and attractive aggregates facilities, this swap transaction provides us with complementary downstream asphalt, ready mix concrete and paving operations.

•	We acquired a privately-held ready mix concrete business in metropolitan Denver, Colorado to complement the business acquired in the asset exchange.

•

To facilitate the asset exchange, we utilized our operations along the Mississippi River as swap currency. These assets were in a fragmented market with a high level of competition, relatively low barriers to entry and did not provide us the best opportunity to achieve our expected long-term return on assets. Use of these assets as currency also allowed us to gain a platform position in Denver while maintaining our financial health.

•	We successfully negotiated, closed and integrated an aggregates, asphalt and ready mixed concrete business in San Antonio, Texas.

•

We began construction of a new dolomitic lime kiln at our Woodville, Ohio facility, which is expected to add over 275,000 additional tons of capacity and $22 million to $25 million of annual net sales to the Specialty Products segment beginning in 2013.

•

We continued our focus on running our business efficiently and profitably while proposing a business combination with Vulcan Materials Company, which would result in the combined company being the global leader in aggregates based in the United States.

Management was able to seize these growth opportunities because of its discipline in managing costs and maintaining a healthy balance sheet, and its experience in successfully concluding acquisitions.

The Management Development and Compensation Committee (the “Committee”) reviewed executive compensation in 2011 in light of these factors. The Committee used data from a variety of sources, including its independent compensation consultant, to achieve its goal of attracting and retaining qualified executives who will make decisions that achieve long-term success for the Corporation without sacrificing integrity, safety and other important principles. The Committee also was mindful of pay-for-performance objectives and sought to avoid practices that would encourage excessive risk-taking. In furtherance of these goals, the main elements of our compensation program are base salary, annual cash bonus, and long-term equity incentive awards. The Committee took into account a number of factors in determining compensation for 2011, including our financial results, individual performance, competitive data, and other factors, as detailed in the Compensation Discussion and Analysis. In light of these considerations, the Committee made the following compensation decisions for 2011:

•

Awarded merit pay increases of approximately 3% to our named executive officers, including Mr. Nye, in light of the recessionary economy, despite strong satisfaction of individual performance goals. The Committee received data indicating that Mr. Nye’s base salary was at or below median for executives in comparable positions.

•

Approved cash bonus payouts in the range of 49-61% of target to the named executive officers for 2011, consistent with the achievement of the performance metrics at or above that level. Mr. Nye’s bonus in 2011 was approximately 61% of base salary, although he does not have a target.

•	Granted performance-based long-term equity incentives to our continuing named executive officers in 2011 at 50% of target for the performance-based LTIP Awards (discussed on pages 41 to 43).

The pay-for-performance component of compensation in 2011 consisting of annual and long-term compensation, which comprises most of the compensation in 2011 for the named executive officers, are shown below with respect to (1) Mr. Nye and (2) all the named executive officers other than Mr. Nye.

We believe that our executive compensation program is reasonable, competitive, and strongly focused on pay-for-performance. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both corporate and individual. The majority of the target compensation opportunities for our named executive officers in 2011 were performance-based. Through equity incentives and mandatory investment of a portion of the annual bonus award in common stock units through the Incentive Stock Plan (discussed on pages 41 to 43), we also align the interests of our executives with those of our shareholders and the Corporation’s long-term interests, and also help retain executives over time. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives. We believe that the compensation of our named executive officers in 2011 was consistent with the Corporation’s performance in 2011 and appropriate to align it with the Corporation’s growth in future years.

Compensation Philosophy and Objectives

We believe that our employees are the Corporation’s most important resource. In developing our executive compensation policies, the Board of Directors, through the Management Development and Compensation Committee, focuses on two primary objectives: compensating our executive officers in a manner that is fair, reasonable and competitive and structuring executive compensation programs to provide incentives consistent with our strategic goals. The executive compensation program is designed to reward high performance in achieving both annual and long-term goals that have the ultimate objective of improving shareholder value. We measure the achievement of goals not only in terms of financial performance, but also by evaluating ethical conduct, safety performance, effectiveness of our internal controls and other factors as determined by the Committee. In 2011, as in prior years, the Committee evaluated financial performance by reference to our operating performance rather than short-term changes in stock price based on its view that our long-term operating performance will be reflected by stock price performance over the long-term. The Board believes this purpose is particularly important in overseeing the management of a company such as the Corporation that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets. The types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers.

Executive Compensation Policies

The Committee considers the following objectives in setting executive compensation:

•	Attract and retain knowledgeable and experienced senior executives.

•	Motivate our executives to achieve superior results on both annual and long-term bases to build long-term value for shareholders.

•	Reward performance that exceeds established performance goals consistent with our strategic goals and upholding integrity.

•	Align individual objectives with company objectives without encouraging excessive risk-taking.

•	Encourage ownership mentality and align the long-term financial interest of our executives with those of our shareholders.

•	Be competitive with our peers.

•	Provide reward systems that are measurable and easily understood by our managers and shareholders.

The Role of the Management Development and Compensation Committee

The Committee is responsible for carrying out the philosophy and objectives of the Board of Directors related to executive compensation in addition to its responsibilities of overseeing the development and succession of executive management of the Corporation. The Committee has the authority to determine compensation and benefits for the Corporation’s executive officers. The Committee members are each non-employee, independent Board members pursuant to the New York Stock Exchange rules, and the Committee operates pursuant to a written charter, a copy of which can be viewed on the Corporation’s website at www.martinmarietta.com.

The performance of the Chief Executive Officer and each other executive officer is reviewed regularly by the Committee. Based on this review, the Committee sets compensation for all executive officers. Compensation decisions with respect to the executive officers other than the Chief Executive Officer are based in part on recommendations by the Chief Executive Officer, with input from the Senior Vice President — Human Resources, with respect to salary adjustments and annual cash and equity awards. The Committee can accept, reject or modify any recommended adjustments or awards to executive officers. For the Chief Executive Officer, the Committee sets the levels of annual adjustments and awards based on the criteria it deems to be appropriate under the circumstances. There are no employment agreements between the Corporation and any executive officer of the Corporation, including the Chief Executive Officer.

The Committee uses a mix of annual and long-term compensation to provide a total compensation structure that is designed to motivate executives to achieve the business goals set by the Corporation and reward the Corporation’s executives when they achieve those goals. Although the Committee has no specific pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, the pay mix is largely dictated by competitive market practice combined with a philosophy of calibrating incentive levels to performance results. The Committee determines the percentage mix of compensation that it believes is appropriate for each of the executive officers based on their judgment and experience, compensation information compiled by management, recommendations of the Chief Executive Officer (except for his own compensation) and information provided by independent compensation consultants. In 2011, in light of the Corporation’s positive performance despite the lengthy economic recession, the Committee reevaluated its compensation philosophy to ensure that it appropriately compensated its executive officers based on the Corporation’s performance but also allowed the Corporation to attract and retain excellent managers. In the Committee’s view, this was especially important given the decreased bonus and long-term equity grants being made due to the Corporation’s lower operating performance despite significant efforts being made by executive officers that will better position the Company for growth when the economy improves. In this regard, the Committee reaffirmed its philosophy of looking at total compensation, with long-term equity targets at or about median, although actual pay would be below median.

The Committee in 2011 was advised by Towers Watson & Co. pursuant to an engagement as the Committee’s independent compensation consultant to assist it in reviewing the Corporation’s executive compensation program to ensure that the program is consistent with the Board’s philosophy and to provide valuable information and insight as to market pay practices. Towers Watson conducted an extensive review and benchmarking study of the Corporation’s compensation program in 2007. In addition, it reviews and provides comments on management’s annual competitive analysis of each component of compensation and total compensation for the Chief Executive Officer and executive officers of the Corporation. Towers Watson provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer. Towers Watson also provides feedback to management on proxy information and published compensation surveys, which are then used by the Chief Executive Officer in making recommendations to the Committee with respect to compensation for executive officers other than the Chief Executive Officer. The Committee and/or the Committee Chairman from time to time in 2011 met with Towers Watson in private sessions without management present.

The Committee assessed and discussed the performance and independence of its executive compensation consultant in 2011. As part of this assessment, the Committee considered the extent of other business that Towers Watson performed for the Corporation and reviewed the safeguards that were in place to ensure the independence of the advice they received. A different office of Towers Watson performed actuarial, retirement plan, welfare plan and benefits consulting services for the Corporation, for which we paid $981,000 in 2011. Management reported to the Committee the amount and nature of such other business provided to the Corporation. Towers Watson’s fees for executive compensation services in 2011 were $124,000. The Committee reviewed various factors regarding Towers Watson’s independence, including the cost of the work Towers Watson performed for the Corporation, and concluded that adequate barriers and safeguards were in place to ensure that Towers Watson’s executive compensation recommendations were not in any way influenced by this other business. The Committee further concluded that Towers Watson was not unduly influenced by management and was providing objective and independent executive compensation advice.

Compensation and Risk-Taking

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Compensation program features that mitigate against risks include the following:

•	Our annual bonus plan does not provide payment for poor individual or corporate performance, regardless of whether the failure to achieve target was outside management’s control.

•	There is a cap on the annual bonus, even for spectacular performance.

•	There are caps on the long-term equity awards, even if the required performance-related criteria are exceeded.

•	A majority of the named executive officers’ compensation is long-term, with equity grants vesting over three to five years, depending on the plan.

•	Our compensation is not based on highly-leveraged short-term incentives that encourage high risk investments at the expense of long-term value.

•	Long-term compensation to executive officers is based on specific performance measures that balance long-term growth and returns.

•	The Committee uses benchmarking data and the advice of its independent compensation consultant to keep compensation in line with typical market practices and appropriate to the Corporation’s needs.

The Use of Benchmarking Information

The Committee reviews compensation information drawn from various sources, including proxy statements of a peer group of the following companies that we selected primarily from the Standard and Poor’s 1500 Basic Materials Index with other companies added to the group, that are in the aggregates, cement, natural resources and specialty chemical industries based on similarities in revenue and business characteristics: Albermarle Corporation, Alpha Natural Resources, Inc., Amcol International Corporation, Arch Coal, Inc., FMC Corporation, Georgia Gulf Corporation, Granite Construction Inc., Kansas City Southern, Louisiana- Pacific Corporation, Packaging Corporation of America, Patriot Coal Corporation, Universal Forest Products Inc., The Valspar Corporation and Vulcan Materials Company (the “Compensation Peer Group”). These peer companies changed from previous years to include companies that are more comparable to the Corporation as to size and mix. The Compensation Peer Group was used by the Committee for data related to base and bonus compensation because of the Committee’s view that it competes for executive officers and employees from companies that are represented by this group. However, in 2011 the Committee decided to formulate and use a different peer group for comparisons related to executive performance based on its view that investors consider the performance of these public companies when deciding to make an investment in the construction materials sector. This peer group consists of Cemex, S.A.B. de C.V., CRH PLC, Heidelberger Druckmaschinen AG/Heidelberg USA, Holcim Ltd., Lafarge S.A. and Vulcan Materials Company (the “Performance Peer Group”).

Because the information in the proxy statements or other reports of these companies generally does not provide precise comparisons by position to our executive officers, the Committee also takes into consideration published independent compensation surveys of companies with revenue in the range of $1.5 billion to $2.0 billion as to median levels for each executive officer. As to the Chief Executive Officer’s compensation, the Committee reviews compensation information derived from both the Compensation Peer Group described above and the published surveys described in the preceding sentence, as well as the advice of Towers Watson. The Committee considered this benchmarking information in November 2010 in setting Mr. Nye’s base salary and for the other components of his 2011 compensation.

In general, the Committee compares annual base salaries to the median compensation levels or the 50th percentile and 75th percentile of executive officers performing similar job functions at the companies in both the peer group survey and the published surveys described above that were reviewed. The same peer group survey was used to consider compensation for the Chief Executive Officer, the Chief Financial Officer and the executive officers responsible for operations. The published surveys described above are used to consider compensation for the Chief Executive Officer and all the named executive officers. The Committee also reviews a range of market pay for similarly-situated executive officers. It also compares targets for all variable pay, which is compensation other than base salaries, to the median level. The variable pay is based on specific performance measurements as discussed below for each component of compensation and is therefore commensurate with actual performance. In structuring variable pay, the Committee seeks to give each executive officer the opportunity to earn more than the median of the total compensation paid to executive officers performing similar job functions at the peer companies for outstanding performance, which can be difficult to achieve. The Committee uses the median level for benchmarking purposes because it believes that is the appropriate level to attract and retain executive officers. Coupled with the opportunity to earn higher amounts commensurate with performance, the Committee believes high performing executives are given appropriate incentives and rewards for performance that results in improved shareholder value.

Although the Committee uses the benchmark standards as its starting point in setting compensation levels, the compensation packages for executive officers may vary materially from the peer group benchmarks based on several factors. Market data, position, tenure, individual and organization performance, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities. Specifically, the Committee sets compensation levels below the benchmark levels for executive officers with relatively less relevant experience, less responsibility, less tenure with the Corporation and/or lower performance ratings. Conversely, if an officer consistently receives favorable performance ratings, accumulates years of service and expertise in relevant areas, has more responsibility and/or has significant other achievements, his or her compensation will typically be above the peer group median. Long-term compensation to executive officers is based on specific performance measurements as discussed below for each component of compensation.

Compensation Structure and Awards for 2011

The Committee periodically reviews the components of the Corporation’s executive compensation program to ensure that pay levels are competitive and that incentive opportunities are effective in attracting and retaining talented employees. Consistent with the Committee’s approach in prior years, the 2011 executive compensation program was based on the following principles:

•

Base salaries that provide a base level of compensation targeted to the median level of salaries paid to officers in comparable companies with perceived comparable responsibilities, adjusted for each individual to reflect the factors discussed above.

•	Annual cash bonuses that reward recipients if they achieve or exceed performance results against established targeted corporate and personal goals.

•	Stock purchase awards that encourage stock ownership and reward future stock price appreciation by permitting the recipients to purchase stock at a discount with cash from bonus awards.

•

Long-term equity compensation that links officers’ rewards directly to the return realized by the Corporation’s shareholders. This component includes both stock options and restricted stock awards, both of which are based on the Corporation’s performance.

•	Retirement and other benefits that are designed to attract and retain employees. The level of retirement payments reward employees who remain with the Corporation for longer periods of employment.

When setting total compensation for each of the named executive officers, the Committee reviewed in 2011 tally sheets that showed the executive’s total current compensation, including equity and non-equity based compensation. In establishing specific award levels in 2011, the Committee reviewed award amounts granted in past years but it did not adjust amounts or otherwise take into account other award amounts or prior awards that vested because all of the components are targeted at median levels with the opportunity to exceed such levels for superior performance. When the performance is achieved, we believe that the executive officers should be rewarded and that this approach is consistent with achieving sustained value for the shareholders.

Base Salary

The Corporation provides the named executive officers with base salaries to provide minimum compensation for services rendered during the fiscal year. Salary levels for executive officers are typically considered by the Committee annually as part of each executive officer’s performance review as well as upon a promotion or other change in job responsibility, and may be increased or decreased at that time based on: (1) the Committee’s agreement on the individual’s contribution to the Corporation, and (2) changes in median competitive pay levels. The competitive market rate based on the benchmarking standards referred to above and proposed individual salary for each executive are presented by the Chief Executive Officer to the Committee, along with data supporting the recommendations, other than for himself. In 2011, an increase of 2.76% from 2010 base salaries was awarded to each executive officer, other than Mr. Nye, in furtherance of executive management’s efforts to manage costs. The 2011 increase was lower than previous base salary increases given to the executive officers. Base salary in 2011 for executive officers other than Mr. Nye was at approximately the median range of the compensation peer group in 2011.

In assessing the Chief Executive Officer’s base salary for 2011, the Committee approved a base salary of $825,000 for Mr. Nye. This 3.125% increase was awarded based on his excellent achievements as Chief Executive Officer since 2010 in a challenging economic environment. The Committee reviewed base salary data and total compensation data for chief executive officers in the compensation studies described above. It also considered the advice of Towers Watson. Mr. Nye’s base salary and annual incentive bonus compensation for 2011 were below the median range of peers indicated by the compensation studies.

Named Executive Officer	2011 Base Salary	2011 Salary Increase	2010 Base Salary	2010 Salary Increase	2009 Base Salary

C. Howard Nye[1]	$825,000	3.125%	$800,000	19.4%	$670,000
Anne H. Lloyd	$476,300	2.76%	$463,500	3%	$450,000
Bruce A. Vaio	$465,700	2.76%	$453,200	3%	$440,000
Roselyn R. Bar	$402,200	2.76%	$391,400	3%	$380,000
Former Executive Officer:
Daniel G. Shephard[2]	$453,200	0%	$453,200	3%	$440,000

1	Mr. Nye was elected Chief Executive Officer on January 1, 2010.

2	Mr. Shephard resigned on September 30, 2011.

Annual Bonus Compensation

We award annual cash bonuses based on corporate performance objectives and the achievement of individualized targeted goals. This furthers the Corporation’s compensation philosophy in that it encourages superior performance and rewards the achievement of the Corporation’s annual goals. In 2011, under the Corporation’s Executive Incentive Plan, the amount of bonus that an executive could receive was based upon a percentage of that executive’s base salary. In 2011, all of the executive officers participated in the plan, except for Mr. Nye, for whom bonus compensation was awarded outside of the plan.

In determining awards granted under the plan, the Committee first reviews the achievements of the Corporation for the past year as compared to its targeted goals set at the end of the previous year.

The Committee then conducts a comparative review of the individual contributions of each of the executive officers towards achieving these goals. The Committee also considers qualitative measures of performance for the executive officers such as adherence to and implementation of the Corporation’s Code of Ethics and Standards of Conduct, safety, customer satisfaction, and product quality.

The amount awarded to each executive officer is based upon the Committee’s general review of each individual’s achievement of individualized targeted goals, including standard objective measures of financial performance such as earnings, cash flow, and other key sales and production metrics for the Corporation as a whole and for individual business units, and subjective measures, such as the individual’s overall contribution to the Corporation, personal or organizational development and overall effectiveness of the executive. The target for these goals, which is a percentage of base salary depending upon the executive’s position, is set at or about the median level of the executives with comparable responsibilities at the comparable company group. For 2011, the target bonus level set for each of the named executive officers was a percentage of such officer’s base salary: 80% for Ms. Lloyd, Mr. Vaio and Mr. Shephard (pro-rated, based on his September 30, 2011 resignation) and 70% for Ms. Bar. The maximum is 150% of target commensurate with performance at that “stretch” level. There is no threshold since there is no guaranteed bonus if the performance goals are not met.

The objective goals vary by the position of the executive officer. They are established at the beginning of each plan year and are based upon the Corporation’s Long Range Operating Plan, which is set at the end of the previous year. For executives in corporate staff positions, 50% of the determination is made with respect to the Corporation’s performance and 50% is based on the individual’s performance against established objectives. For executives with operating unit responsibility, 40% of the determination is made with respect to the operating unit’s performance, 25% is based on the Corporation’s performance and 35% is based on the individual’s performance against established objectives.

The individualized target goals are tailored for each executive, his or her specific areas of responsibility and the then-current and longer term goals of the Corporation. In addition, achievement of the goals typically is in part dependent on conditions outside the control of each of the named executive officer. For example, we have a strong focus on safety in our business. Regardless of the achievement of other targets, incentive awards are reduced for all employees in the event of any workplace fatality in the Corporation. Similarly, our business may be adversely affected by hurricanes or other weather-related conditions, which could have the result of impeding the achievement of certain performance-based goals.

Although there is substantial uncertainty with respect to achieving the target levels at the time the goals are set and communicated, our named executive officers have a reasonable expectation of receiving a cash incentive award at a level that is near their target level. However, the “stretch” levels remain extremely difficult to obtain and the maximum cash award level has not been achieved in prior periods.

The bonus level for 2011 for the named executive officers was in the range of 49-61% of target as a result of the Corporation’s lower financial performance in 2011 even though the named executive officers achieved near their target levels on the individualized personal goals. The factors that the Committee took into account in determining the Corporation’s performance in 2011 included a detailed assessment of the Corporation’s overall financial performance and each segment’s financial performance, the Corporation’s continuing successful cost management and automation initiatives in a challenging economic environment, record safety results with the Corporation’s best safety performance and an improvement of 4% in total case incident rate over the prior year’s record low rate, outstanding environmental and regulatory compliance results, continuing achievement of excellent management of working capital, and the successful organic and inorganic growth of the Corporation.

The Chief Executive Officer does not participate in the Corporation’s Executive Incentive Plan and his bonus, if any, is determined at the discretion of the Committee. Generally, his bonus level is approximately 100% of his base salary although there is no specific target for the Chief Executive Officer’s bonus. The Committee did not attempt to set Mr. Nye’s 2011 bonus in any particular relationship to peer compensation survey data. The Committee awarded him an annual incentive bonus of $500,000 for 2011, which was 61% of his base salary, after considering many diverse factors, including the advice of Towers Watson. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of Mr. Nye’s compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. In subjectively determining the amount of Mr. Nye’s bonus for 2011, the Committee took into account the same type of objective performance measures and qualitative measures, such as the effectiveness and quality of Mr. Nye’s leadership of the Corporation, as it would typically consider for executive officers who receive awards under the plan.

The following achievements were considered by the Committee in determining Mr. Nye’s 2011 bonus:

•	Adjusted earnings per diluted share in 2011 of $2.03 (excluding a $0.25 per diluted share charge for business development expenses) declined by only 4% compared to $2.12 in 2010.[1]

•	Selling, general and administrative expenses down $6.3 million, or 60 basis points, as a percentage of net sales, differentiating us from others in the industry.

•	Specialty Products earnings from operations of a record $66.3 million compared with the $50.6 million record earnings in 2010.

•	Net sales increase to $1.520 billion compared with $1.476 billion in 2010.

•	The stringent focus on reducing costs, including overtime, SG&A, and discretionary expenses.

•	Achievement of record employee safety performance with further improvement in total injury incidence rates.

•	The generation of sufficient cash flow to continue paying dividends to shareholders at the unreduced annual rate of $1.60 per share.

•	Excellent balance sheet management that allowed the Corporation to respond to marketplace opportunities, pay its debt obligations as they matured and retain its investment grade rating.

•	The innovative use of the Corporation’s information systems to achieve new and improved applications to enhance customer service and further management’s ability to analyze and manage the business.

1	See reconciliation of non-GAAP financial measures on Appendix B hereto.

•	No significant deficiencies or material weaknesses in the design or operation of the Corporation’s internal control over financial reporting.

•	The continued successful growth of the Corporation, including the completion of three acquisitions in Denver, CO and San Antonio, TX and the expansion of its Woodville, OH dolomitic lime plant.

The Committee also considered the performance of the Corporation as compared to its peers and bonuses awarded to executives in comparable positions in the compensation studies discussed above, as well as the bonuses awarded to the other named executives in 2011.

Because a subjective analysis of performance criteria was used in determining the bonus compensation paid under the Executive Incentive Plan and the bonus compensation paid to Mr. Nye, the bonus compensation does not qualify for the performance-based exception to the $1,000,000 limit on deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code of 1986.

Performance-Based Stock Purchase Awards

The Incentive Stock Plan is intended to give the named executive officers who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual cash bonus to purchase units that are subsequently converted into shares of common stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation’s common stock on the date the amount of the bonus is determined. Participation in the plan is elective, except that all senior officers of the Corporation are required to invest a minimum of 20% of their cash bonus towards the crediting of units under the plan, except for the Chief Executive Officer who is required to invest a minimum of 35% of his cash bonus towards the crediting of such units. The units generally vest in three years from the date of the award and are distributed in shares of common stock. If an executive officer voluntarily terminates employment before the units vest in three years, the stock units are forfeited and the executive officer receives a cash payment equal to the lesser of the cash that was invested or the fair value of the share units on the day of termination.

The mandatory contribution requirement directly links a portion of executive officer compensation to shareholder returns. The vesting aspect combined with the yearly stock purchase requirement creates continuous overlapping three-year cycles, which encourage executive officer retention and provide a continuous link of a significant portion of executive officer compensation with shareholder return over the long-term to reward these executive officers in line with our shareholders when our stock price increases.

Long Term Incentive Compensation

The Corporation’s long-term compensation in 2011 was equity awards granted in the form of stock options and restricted stock units. When the Committee grants each component of long-term compensation, it first determines the intended cash value of the award based on specific performance metrics described below. It then converts the cash value into an equity award using the closing price of the common stock on the date of award. The equity award is subject to vesting and forfeiture as described below. The target for the awards is the median of comparable companies in the Performance Peer Group and the Committee has designed the awards to give the participants an opportunity to exceed the median level with high performance. Accordingly, these components of the executive compensation program encourage participants to focus on the long-term performance of the Corporation and provide an opportunity for executive officers to increase their stake in the Corporation. The long-term incentive compensation program delivers more value to executive officers if the value of the Corporation’s stock increases.

LTIP Awards.    The Corporation’s long-term incentive program (LTIP Awards) consists of (1) granting a mix of options and restricted stock units and (2) basing the amount of the award on the performance of the Corporation. The Committee believes that the mix provides better incentives to executive officers than either options or restricted stock units alone. In addition, a change in the accounting rules beginning in 2006 made stock options less attractive because of their impact on our financial statements. Stock options link the compensation provided to the named executive officers with gains realized by the shareholders and therefore serve to confer on recipients an ownership interest in the Corporation. These awards also assist the Corporation in maintaining competitive levels of total compensation. The vesting periods associated with stock options encourage the continued retention of these individuals. The granting of restricted stock unit awards to executive officers continues to provide a motivating form of equity compensation and provides certain advantages over the use of only stock options because restricted stock units have an intrinsic value when granted and executives holding these awards share an immediate downside risk with our shareholders. In addition, restricted stock units permit us to issue fewer shares to deliver the same value, thereby reducing potential dilution.

For each named executive officer, other than the Chief Executive Officer, the Committee derived a target dollar value for this component of compensation based on a review of equity award data in the compensation studies described above and input from Towers Watson. The target is increased each year by an amount equal to the average percentage increase in base pay for each level of officer and relevant subjective considerations, such as a promotion or expanded responsibilities. The maximum award (200%) is a stretch goal based on the Committee’s subjective determination that such level of shareholder value created by the Corporation is outstanding, and for 2011 would be achieved when the Corporation’s return on invested capital is at least 6% higher than the weighted average cost of capital.

In 2011, the Committee considered the Corporation’s performance in light of the severe nature and duration of the recession. The Committee considered the Corporation’s profitability, financial position, growth, regulatory and compliance results, other financial data and other factors relating to the performance of the Corporation and its competitors, including share price performance, operating performance, margin performance, the continued unreduced payment of dividends to shareholders, outstanding cost management, strong capital structure, excellent cash flow results, achievement of a world class safety record, and other factors. It reaffirmed its compensation philosophy of utilizing long-term awards to incentivize executive officers, recognize superior job performance under the extenuating circumstances of the current recession, and retain talented managers. It also considered the significantly lower level of annual bonuses paid starting in 2009, the freezing of base salaries in 2009, and the elimination of certain performance-based restricted stock unit awards to the executive officers granted in previous years as part of the Corporation’s compensation program. The Committee considered advice from Towers Watson that an award based on these metrics was appropriate to reward performance that the Committee viewed as extraordinary during the harsh economic climate.

In light of these considerations, awards were granted in 2011 at 50% of each officer’s target. One-third of the dollar value was then converted to stock options and two-thirds of the dollar value was converted to restricted stock units using the closing price on the date of grant. The one-third stock options to two-thirds restricted stock units bases was determined on a variety of factors, including lattice modeling values for options, median levels of compensation, and a subjective view regarding the appropriate mix of restricted stock units and stock options in light of compensation, incentive and accounting considerations.

In 2011, the Committee awarded Mr. Nye 12,609 options and 6,307 shares of restricted stock units that are subject to vesting, which the Committee believes will align this portion of Mr. Nye’s compensation directly with the Corporation’s performance over the long term. In exercising its discretion for Mr. Nye, the Committee generally follows the same procedures as are followed in determining the amount of annual bonus compensation discussed above. The Committee determined the dollar value for this component of Mr. Nye’s compensation by starting with the median level of long-term compensation identified in the compensation studies reviewed. The Committee then adjusted the amount as it deemed appropriate based on its subjective determination of the Chief Executive Officer’s performance. The dollar value was converted to a mix of one-third stock options and two-thirds restricted stock units, as are the long-term stock option and restricted stock unit awards for the other named executive officers. The award granted was 50% of the target for Mr. Nye.

The stock options granted in 2011 vest ratably over 4 years and the restricted stock units vest on the fourth anniversary of the grant date, in each case in general if the executive is continuously employed from the date of grant through the vesting date. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Executives who receive awards of restricted stock units (including restricted stock units discussed below) receive dividend equivalents paid on the shares awarded at the same rate and at the same time as the other shareholders of the Corporation. The value of the receipt of these dividend equivalents is included in the value of the restricted stock unit awards shown in the Summary Compensation Table. We pay these dividend equivalents to remain competitive on compensation because the majority of other comparable companies in compensation surveys pay dividends or equivalents.

Stock-Based Awards Generally.    All stock purchase awards under our Incentive Stock Plan and restricted stock unit awards described above are granted at the Committee’s regularly scheduled meetings in January following the availability of financial results for the prior year, and all LTIP awards are granted in May to enable us to consider current proxy information and compensation surveys for comparable companies. Newly hired executive officers may, subject to the discretion of the Committee, receive an award of restricted stock units as of the date of their hire. The per-share exercise price for all stock options is equal to, and the number of restricted stock units is based on, the New York Stock Exchange closing price of the Corporation’s common stock on the date of the grant. The Committee has never granted stock options with an exercise price that is less than the closing price of the Corporation’s common stock on the grant date nor has it granted options that are priced on a date other than the date the Committee took action to make such grants. The Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

All of the Corporation’s equity-based award plans have been approved by shareholders.

Ownership Guidelines

The Corporation does not have formal minimum ownership guidelines for the named executive officers but, as noted above, it does generally require that executive officers, other than the Chief Executive Officer, invest a minimum of 20%, and that the Chief Executive Officer invest a minimum of 35%, of each year’s cash bonus award in common stock units of the Corporation that are purchased at a 20% discount to the price on the date of grant through the Incentive Stock Plan, which awards vest generally after three years of additional employment with the Corporation. In addition, a significant portion of the executive compensation program is in the form of equity awards that vest over various periods. There is no required holding period beyond the vesting period. The Committee believes that the equity components of the compensation program appropriately align the interests of executive officers with the interests of our shareholders, as more fully described above.

Perquisites

The Corporation provides named executive officers with perquisites that the Committee believes are appropriate, reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Committee periodically reviews the types and levels of perquisites provided to the named executive officers. The value of each of the named executive officer’s perquisites is included in the annual compensation set forth in the Summary Compensation Table on page 48.

The perquisites provided in 2011 to the named executive officers included personal use of leased automobiles and, for some executive officers, personal use of the Corporation’s plane. The Corporation also provides to executive officers and other employees certain other fringe benefits such as tuition reimbursement, airline club dues, professional society dues, and food and recreational fees incidental to official company functions. The Corporation did not provide country club or dinner club memberships to its executive officers in 2011.

Retirement and Other Benefits

In order to attract, retain and maintain market competitive levels of compensation, we provide retirement and other benefits to the named executive officers and other employees. The benefits under the defined benefit pension plan are more valuable for employees who remain with the Corporation for longer periods, thereby furthering the Corporation’s objectives of retaining individuals with more expertise in relevant areas and who can participate in management development for purposes of executive succession planning. All of the Corporation’s salaried employees are eligible to participate in the following retirement and other plans. The named executive officers participate in the plans on the same terms as the Corporation’s other salaried employees. Additional information regarding these benefits is under the heading Pension Benefit Table below and the accompanying narrative.

Pension Plan.    We have a defined benefit pension plan under which full-time salaried employees of the Corporation who have completed five continuous years of employment with the Corporation, including the named executive officers, earn the right to receive certain benefits upon retirement on a reduced basis at or after age 55 and on an unreduced basis at or after age 62. Retirement benefits are monthly payments for life based on a multiple of the years of service and the final average eligible pay for the five highest consecutive years in the last ten years before retirement, less an offset for social security. The amount is equal to the sum of (A) plus (B) plus (C) below:

(A)	1.165% of the participant’s final average eligible pay up to social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(B)	1.50% of the participant’s final average eligible pay in excess of social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(C)	1.50% of the participant’s final average eligible pay multiplied by the participant’s credited years of service in excess of 35 years.

Supplemental Excess Retirement Plan.    We also have a nonqualified restoration plan that covers any employee in the defined benefit pension plan, including the named executive officers, who are highly compensated and whose qualified plan benefit is reduced by Internal Revenue Code benefit or pay limits in Sections 415(b) and 401(a)(17). The plan is based on the same formula as the qualified Pension Plan described above. Benefits under our nonqualified plan are paid from our general assets.

Performance Sharing Plan.    The Performance Sharing Plan is a tax-qualified defined contribution retirement savings plan pursuant to which all salaried employees, including the named executive officers, are eligible to contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis and up to an additional 17% on an after-tax basis not to exceed a total of 25%. We match 50% of the first 7% of pay that is contributed by employees to the Performance Sharing Plan up to Internal Revenue Service limitations. All contributions as well as any matching contributions are fully vested upon contribution.

Retiree Medical.    Salaried employees who commenced employment with the Corporation prior to December 1, 1999 and who retire with at least 5 years of service are currently eligible for retiree medical benefits for life. Salaried employees who commenced employment with the Corporation between December 1, 1999 and December 31, 2001 and who retire with at least 15 years of service are currently eligible for retiree medical benefits until age 65. Employees share the cost of retiree medical based on their years of service and a predetermined cap on total payments by the Corporation. Employees who commenced employment with the Corporation on or after January 1, 2002 are not eligible for retiree medical benefits. Mr. Nye is not eligible for retiree medical benefits as he commenced employment with the Corporation in 2006.

Medical Insurance.    The Corporation provides an opportunity to all of its salaried employees and the employees’ immediate family to select health, dental and vision insurance coverage. The Corporation pays a portion of the premiums for this insurance for all employees. All employees, including the named executive officers, pay a portion of the premiums depending on the coverage they choose.

Life and Disability Insurance.    The Corporation provides to all of its salaried employees, including the named executive officers, long-term disability and life insurance that provides up to 1.5 times base salary at no cost to the employee. All employees, including the named executive officers, can choose additional coverage and pay a portion of the premiums depending on the coverage they choose. In addition, the Corporation pays an amount equal to one month base salary in the event of death of any active salaried employee.

Housing Allowance and Relocation Costs.    The Corporation provides relocation benefits, including a housing allowance, to certain employees upon their employment with the Corporation or in conjunction with a job relocation or promotion.

Potential Payments Upon Termination or Change of Control

The Corporation has entered into an Employment Protection Agreement with each of the named executive officers that provides for certain payments and benefits upon a qualifying termination of employment following a change of control. The Corporation’s equity-based award plans and retirement plans also provide for certain post-termination payments and benefits. The Committee believes these payments and benefits are important to align the interests of the executive officers with the interests of the shareholders because the agreements will reduce or eliminate the reluctance to pursue potential change of control transactions that may ultimately lead to termination of their employment but otherwise be in the best interests of our shareholders. There are no employment agreements with any employees of the Corporation, including the named executive officers. The Employment Protection Agreement is described on pages 56-58 of this Proxy Statement.

In addition, the Corporation’s Amended and Restated Stock-Based Award Plan, pursuant to which equity-based awards are made to the executive officers, provides that upon the occurrence of a change of control of the Corporation as provided in the Employment Protection Agreements, all time periods for purposes of vesting in, or realizing gain from, any outstanding award under the plan will automatically accelerate.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 makes certain compensation to the named executives in excess of $1 million non-deductible to the Corporation unless it is based on objectively determined performance criteria pursuant to a plan approved by shareholders. One of the named executive officers received annual compensation exceeding $1 million in 2011 that is not deductible pursuant to Section 162(m).

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the current compensation program based on various performance criteria as described above, certain aspects of the program do not comply with the other requirements of Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee believes that the achievement of the Corporation’s general compensation policies and objectives that are currently in place best serves shareholder interests.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 30 of this proxy statement. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and this Proxy Statement.

February 17, 2012

MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

Sue W. Cole, Chair

William E. McDonald

Frank H. Menaker, Jr.

Michael J. Quillen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION IN COMPENSATION DECISIONS

The members of the Corporation’s Management Development and Compensation Committee are Directors Cole, McDonald, Menaker and Quillen, none of whom has ever been an officer or employee of the Corporation or any of its subsidiaries. There are no executive officer-Director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation’s Board of Directors.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following tables show annual and long-term compensation, for services in all capacities to the Corporation, earned by the Chief Executive Officer, the Chief Financial Officer, two other executive officers serving as such on December 31, 2011, and a former executive officer who resigned during 2011, which we refer to collectively as the “named executive officers.” These tables and the accompanying narratives should be read in conjunction with the Compensation Discussion and Analysis section of this proxy statement, which provides a detailed overview of the methods used by the Corporation to compensate its officers, including the named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years set forth below. The Corporation has not entered into any employment agreements with any of the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($)[1] (d)	Stock Awards ($)[2] (e)	Option Awards($)[3] (f)	Non-Equity Incentive Plan Compensation($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)[4] (h)	All Other Compensation($)[5] (i)	Total($) (j)
C. Howard Nye President and CEO	2011	825,000	325,000	723,078	379,279		269,055	139,188	2,660,600
	2010	800,000	390,000	967,503	382,008		143,656	157,167	2,840,334
	2009	670,000	267,129	1,124,108	431,168		104,157	111,255	2,707,817
Anne H. Lloyd Executive Vice President, CFO and Treasurer	2011	467,767	180,221	230,760	128,562		332,881	66,087	1,406,278
	2010	463,500	218,160	361,399	129,451		202,496	78,001	1,444,008
	2009	450,000	158,688	708,388	259,750		174,542	79,119	1,830,487
Bruce A. Vaio Executive Vice President	2011	457,367	170,360	228,295	128,562		343,274	68,753	1,396,611
	2010	453,200	213,312	357,395	129,451		208,790	81,612	1,434,960
	2009	440,000	159,949	701,838	259,750		177,971	86,328	1,825,836
Roselyn R. Bar[6] Senior Vice President, General Counsel and Corporate Secretary	2011	392,300	132,252	184,704	104,829		317,101	62,973	1,194,159
Former Executive Officer:
Daniel G. Shephard[7] Executive Vice President	2011	339,901	133,785	185,705	128,562		533,956	200,400	1,522,309
	2010	444,400	204,779	355,262	129,451		336,811	86,694	1,557,397

1

The amounts in column (d) reflect the cash bonuses to the named individuals earned in 2011 and paid in 2012 under the Executive Incentive Plan, which is discussed in further detail on pages 38-41 under the heading “Annual Bonus Compensation.” The amounts in this column also include the amounts of bonus irrevocably deferred in common stock units at the election of each named executive officer pursuant to the Corporation’s Incentive Stock Plan, which is discussed in further detail on page 41 under the heading “Performance-Based Stock Purchase Awards.” The number of stock units and the related grant date fair value attributable to the amounts of bonus so deferred by the named executive officers appear in column (i) and (l), respectively, of the Grants of Plan-Based Awards Table on page 50. The amounts mandatorily deferred in 2011 are included in column (e). The amounts deferred in 2011 for each of the named executive officers at his or her election, which are included in column (d), are as follows: Mr. Nye, $0; Ms. Lloyd, $0; Mr. Vaio, $10,648; Ms. Bar $8,266; and Mr. Shephard, $0.

2

The amounts in column (e) reflect the aggregate grant date fair value of awards made in the year reported, determined in accordance with FASB ASC Topic 718 (without any assumption for early forfeiture), of awards of restricted stock units (including performance-based restricted stock unit awards granted in 2011) and awards related to the amount of cash bonus irrevocably and mandatorily deferred in common stock units by each named executive officer pursuant to the Corporation’s Incentive Stock Plan, which is discussed in further detail on page 41 under the heading “Performance-Based Stock Purchase Awards.” The amount included in the table for performance-based restricted stock unit awards granted in 2011 reflects the value of the units granted, which is subject to forfeiture if the executive does not remain in the employment of the Corporation for the requisite time period (generally three or four years). The amounts in column (e) do not include the 20% discount on the Incentive Stock Plan units, which is reported in column (i). Assumptions used in the calculation of these amounts are included in Note A to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012. The amounts of cash bonus deferred in 2011 at the election of each named executive officer are included in column (d). The amounts of cash bonus mandatorily deferred in 2011 for each of the named executive officers are as follows: Mr. Nye, $175,000; Ms. Lloyd, $45,055; Mr. Vaio, $42,590; Ms. Bar, $33,063; and Mr. Shephard, $0.

3

The amounts in column (f) reflect the grant date fair value, determined in accordance with FASB ASC Topic 718 (but excluding the effect of estimated forfeitures), of option awards made in the year reported. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2011 are included in Note A to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

4

The amounts in column (h) reflect the aggregate increase in the actuarial present value of the named executive officer’s accumulated benefits during 2011, 2010 and 2009, respectively, under all defined benefit retirement plans established by the Corporation determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

5

The amount shown in column (i) reflects for each named executive officer: matching contributions allocated by the Corporation to each of the named executive officers pursuant to the Performance Sharing Plan, which is more fully described on page 44 under the heading “Retirement and Other Benefits,” the value attributable to life insurance benefits provided to the named executive officers, which is more fully described on page 44 under the heading “Retirement and Other Benefits”; and the value attributable to personal use of leased automobiles provided by the Corporation, and, for some executive officers, the Corporation’s plane. These values are included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount. Except with regard to Mr. Shephard, none of the All Other Compensation elements included in column (i) that are not perquisites or personal benefits exceed $10,000. None of the elements that are perquisites or personal benefits exceed the greater of $25,000 or 10% of the total perquisites for each named executive officer. The amounts in column (i) also reflect the 20% discount from the market price of the Corporation’s common stock pursuant to the elective deferrals under the Incentive Stock Plan in each of 2011, 2010 and 2009, and the dollar value of dividend equivalents on units credited under the Incentive Stock Plan and on restricted stock units as computed for financial statement reporting purposes for each fiscal year ended December 31, 2011, 2010 and 2009 in accordance with FASB ASC Topic 718.

6	Ms. Bar was not a named executive officer for purposes of the Summary Compensation Table in 2009 and 2010.

7

Mr. Shephard was not a named executive officer for purposes of the Summary Compensation Table in 2009. He resigned from the Corporation on September 30, 2011. The amounts reflected in column (i) include $139,447 paid to him for his severance and unused earned vacation upon his termination of employment. Mr. Shephard’s entitlements upon his resignation are described on page 58 of this Proxy Statement.

Grants of Plan-Based Awards

The table below shows each grant of an award made to a named executive officer in the fiscal year ended December 31, 2011. This includes equity awards made to the named executive officers under the Corporation’s Stock-Based Award Plan and the Incentive Stock Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

C. Howard Nye	1/26/12	[1]
	5/12/11	[2]							2,688			218,830
	5/12/11	[3]							6,307			548,078
	5/12/11	[4]								12,609	86.90	379,279
Anne H. Lloyd	1/26/12	[1]		$374,213	$561,320
	5/12/11	[2]							692			56,336
	5/12/11	[3]							2,137			185,705
	5/12/11	[4]								4,274	86.90	128,562
Bruce A. Vaio	1/26/12	[1]		$365,893	$548,840
	5/12/11	[2]							818			66,593
	5/12/11	[3]							2,137			185,705
	5/12/11	[4]								4,274	86.90	128,562
Roselyn R. Bar	1/26/12	[1]		$274,610	$411,915
	5/12/11	[2]							635			51,695
	5/12/11	[3]							1,745			151,640
	5/12/11	[4]								3,485	86.90	104,829
Former Executive Officer:
Daniel G. Shephard	1/26/12	[1]		$271,921	$407,882
	5/12/11	[2]
	5/12/11	[3]							2,137			185,705
	5/12/11	[4]								4,274	86.90	128,562

1

The amounts shown in column (d) reflect the target level of annual bonus that could have been earned in 2011 that was paid in 2012 pursuant to the Executive Incentive Plan. The amounts shown in column (e) reflect the maximum level of annual bonus that could have been earned in 2011. There is no threshold amount since the program does not provide for an amount to be paid if performance falls below the performance goals. These amounts shown in columns (d) and (e) have not been reduced by the amounts that were mandatorily and voluntarily invested pursuant to the Incentive Stock Plan, which are also reported in column (i) of this table corresponding to footnote 2. The amount earned in cash and voluntarily deferred is also included in column (c) of the Summary Compensation Table on page 48. In accordance with FASB ASC Topic 718, mandatory deferrals of payments under the Incentive Stock Plan into common stock units are included in column (e) of the Summary Compensation Table on page 48. Mr. Nye does not participate in the Executive Incentive Plan.

2

The amounts shown in column (i) reflect the amount of cash bonus earned in 2011 but paid in 2012 that was deferred in units of common stock under the Incentive Stock Plan. Participants in this program for 2011 were approved on May 12, 2011. These awards are discussed under the heading Performance-Based Stock Purchase Awards on page 41. These awards are also included in columns (d) and (e) of this table and the Summary Compensation Table on page 48.

3

The amounts shown in column (i) reflect the number of shares of restricted stock units granted in 2011 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 42. These awards are also included in column (e) of the Summary Compensation Table on page 48.

4

The amounts shown in column (j) reflect the number of options to purchase shares of the Corporation’s common stock granted in 2011 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 42. These awards are also included in column (f) of the Summary Compensation Table on page 48.

5

The amounts shown in column (l) reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The components of these amounts are included in columns (e), (f) and (i) of the Summary Compensation Table on page 48.

Stock-based incentive awards have been a significant component of the Corporation’s management compensation. In 1998, the Board of Directors adopted and the Corporation’s shareholders approved the Stock-Based Award Plan. In 2006, the shareholders approved amendments to the plan increasing the number of shares of the Corporation’s common stock available for restricted stock awards. They also approved amendments to the plan designed to more directly tie long-term compensation incentives to the Corporation’s performance and enhance flexibility in structuring long-term incentive compensation packages by providing a mix of different types of long-term stock-based incentives.

As amended, the plan authorizes the Management Development and Compensation Committee to award stock options, restricted stock and other stock-based incentive awards to employees of the Corporation for the purpose of attracting, motivating, retaining and rewarding talented and experienced employees. The plan also provides for the automatic grant of non-qualified stock options to non-employee Directors of the Corporation on an annual basis, or as otherwise determined by the Board of Directors. Since 2005, the Corporation’s long-term compensation program consists of a mix of options and restricted stock units for senior level employees and restricted stock for other select employees. The awards granted in 2011 were based on the achievement by the Corporation of performance measures described under LTIP Awards on page 42.

A maximum of 5,000,000 shares of the Corporation’s common stock are authorized under the plan for grants to key employees. Of that amount, 1,500,000 shares are available under the Plan for restricted stock awards. Each award under the plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. No individual may receive annual grants for more than 10% of the shares available under the plan.

Stock option awards to the named executive officers are made by the Committee, upon the recommendation of management of the Corporation, except for Mr. Nye, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. Under the applicable award agreements, the 2011 options will vest and become exercisable in four equal increments on May 12, 2012, 2013, 2014, and 2015, and expire 8 years from the date of grant. Options awarded in 2011 expire 90 days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. For options awarded in 2011, the award agreement states that the terms of all outstanding options will be unaffected by normal retirement or disability and in the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of the Corporation’s executive officers, the Committee, determines that all outstanding options will be unaffected by such retirement. In the event of a change of control (as defined in the plan), the vesting date of all outstanding options is accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of common stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted.

Outstanding Equity Awards at Fiscal Year-End

The table below shows for each of the named executive officers information with respect to the unexercised stock options (columns (b), (c), (e), and (f)), stock unit awards (columns (g) and (h)) that have not vested, and equity incentive plan awards (columns (d), (i), and (j)) outstanding on December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
C. Howard Nye	13,165 11,780 7,519 2,799 0	0 3,927 7,520 8,397 12,609	[2] [3] [4] [5]		151.92 117.77 79.79 95.27 86.90	5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019	7,854 7,520 5,598 6,307 2,810 1,308 3,099	[6] [7] [8] [9] [10] [11] [12]	$ $ $ $ $ $ $	592,270 567,083 422,145 475,611 211,902 98,636 233,696
Anne H. Lloyd	5,500 2,812 6,815 10,000 8,602 7,697 4,530 948 0	0 0 0 0 0 2,566 4,530 2,846 4,274	[2] [3] [4] [5]		36.55 61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90	8/15/2012 5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019	5,131 4,530 1,897 2,137 1,581 622 805	[6] [7] [8] [9] [10] [11] [12]	$ $ $ $ $ $ $	386,929 341,607 143,053 161,151 119,223 46,905 60,705
Bruce A. Vaio	4,686 8,762 5,000 8,602 7,697 4,530 948 0	0 0 0 0 2,566 4,530 2,846 4,274	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90	5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019	5,131 4,530 1,897 2,137 1,546 1,410 1,181	[6] [7] [8] [9] [10] [11] [12]	$ $ $ $ $ $ $	386,929 341,607 143,053 161,151 116,584 106,328 89,059
Roselyn R. Bar	4,686 5,608 7,021 10,000 6,282 3,697 774 0	0 0 0 0 2,095 3,697 2,322 3,485	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90	5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019	4,188 3,697 1,548 1,745 1,335 689 886	[6] [7] [8] [9] [10] [11] [12]	$ $ $ $ $ $ $	315,817 278,791 116,735 131,590 100,672 51,957 66,813
Former Executive Officer:
Daniel G. Shephard	4,686 8,762 4,000 8,602 7,697 4,530 948 0	0 0 0 0 2,566 4,530 2,846 4,274	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90	5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019

1	Based on the closing price of our common stock as of December 30, 2011 ($75.41).

2	Options exercisable ratably in installments on May 28, 2012.

3	Options exercisable ratably in installments on May 27, 2012 and 2013.

4	Options exercisable ratably in installments on May 27, 2012, 2013 and 2014.

5	Options exercisable ratably in installments on May 12, 2012, 2013, 2014 and 2015.

6	Restricted stock units restrictions lapse on May 28, 2012.

7	Restricted stock units restrictions lapse on May 27, 2013.

8	Restricted stock units restrictions lapse on May 27, 2014.

9	Restricted stock units restrictions lapse on May 12, 2015.

10	Restricted stock units restrictions lapse on December 1, 2012.

11	Incentive Stock Plan units restrictions lapse on December 1, 2012.

12	Incentive Stock Plan units restrictions lapse on December 1, 2013.

Option Exercises and Stock Vested

The table below shows on an aggregated basis for each of the named executive officers information on (1) the exercise of options for the purchase of the Corporation’s common stock and (2) the vesting of stock, including restricted stock units and Incentive Stock Plan units, during the last completed fiscal year. There are no awards of stock appreciation rights (“SARs”) for the Corporation’s common stock or other similar instruments.

OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
C. Howard Nye	0	0	23,514	1,635,313
Anne H. Lloyd	0	0	8,851	665,696
Bruce A. Vaio	0	0	9,085	662,943
Roselyn R. Bar	0	0	7,266	550,710
Former Executive Officer:
Daniel G. Shephard[2]	0	0	27,204	2,093,561

1	The amounts in column (e) include the value of restricted stock unit awards at the time of vesting and the appreciation of both mandatory and voluntary contributions under the Incentive Stock Plan.

2

In connection with Mr. Shephard’s resignation, he became vested in all outstanding and unvested restricted stock units and Incentive Stock Plan units. The amount in column (e) includes the value of the restricted stock units and Incentive Stock Plan units on the date of vesting. The restricted stock units will be delivered on the originally scheduled delivery date as if Mr. Shephard had remained employed by the Company. The Incentive Stock Plan units will be delivered on the first day following the six month anniversary of Mr. Shephard’s resignation.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Pension Plan and Supplemental Excess Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Numbers of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)[1] (d)	Payments During Last Fiscal Year ($) (e)
C. Howard Nye	Pension Plan SERP	5.417 5.417	117,259 583,951
Anne H. Lloyd	Pension Plan SERP	13.583 13.583	328,978 849,495
Bruce A. Vaio	Pension Plan SERP	15.583 15.583	374,002 981,736
Roselyn R. Bar	Pension Plan SERP	17.500 17.500	497,136 920,342
Former Executive Officer:
Daniel G. Shephard	Pension Plan SERP	22.667 22.667	534,114 1,714,631

1

Amounts in column (d) reflect the valuation method and use the assumptions that are included in Notes A and J to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

The Pension Plan is a defined benefit plan sponsored by the Corporation and covers all of the Corporation’s executive officers, including the named executive officers, and substantially all of the salaried employees of the Corporation on a non-contributing basis. Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement, and the participant’s number of years of credited service (1.165% of average compensation up to social security covered compensation for service up to 35 years and 1.50% of average compensation over social security covered compensation for service up to 35 years and 1.50% of average compensation for service over 35 years.) Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitation, including a limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($245,000 in 2011). The Corporation’s Supplemental Excess Retirement Plan (“SERP”) is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP subject to the provisions of Section 409A of the Internal Revenue Code of 1986. None of the

named executive officers are eligible for early retirement, which allows for payment to employees who are age 55 with at least five years of service at a reduced benefit based on the number of years of service and the number of years prior to age 62 at which the benefits began. The named executive officers are not yet eligible for early retirement, but would still be eligible for payments at age 55 at a reduced benefit based on the number of years of service and the number of years prior to age 65 at which the benefits began. The present value of the Pension Plan and SERP benefit, respectively, for Mr. Nye, Ms. Lloyd, Mr. Vaio and Ms. Bar, who are not yet retirement eligible, if they had terminated on December 31, 2011 and began collecting benefits at age 55 would be as follows: Mr. Nye, $95,553 and $492,957, respectively; Ms. Lloyd, $306,274 and $831,864, respectively; Mr. Vaio, $365,718 and $994,518, respectively; and Ms. Bar, $494,695 and $963,423, respectively. Mr. Shephard, who resigned from the Corporation on September 30, 2011, became vested in his Pension Plan and SERP benefits in connection with his resignation. The present value of such benefits is $647,260 and $1,714,631, respectively. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offset amounts.

Potential Payments Upon Termination or Change of Control

The discussion and tables below reflect the amount of potential payments and benefits to each of the named executive officers (other than Mr. Shephard) at, following, or in connection with any termination of such executive’s employment, including voluntary termination, involuntary not-for-cause termination, for-cause termination, normal retirement, early retirement, in the event of disability or death of the executive, and termination following a change of control. The amounts assume that such termination was effective as of December 31, 2011 and thus includes amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination at such time. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from the Corporation. Mr. Shephard’s entitlements upon his resignation are described on page 58 of this Proxy Statement.

Payments Upon Any Termination.    Regardless of the manner in which the employment of a named executive officer terminates, he or she is entitled to receive the amounts earned during the term of employment, including cash compensation earned during the fiscal year, amounts contributed by the employee and the Corporation’s matching contributions to the Performance Sharing Plan, unused earned vacation pay and amounts accrued and vested through the Corporation’s Pension Plan and SERP.

Payments Upon Voluntary Termination.    In addition to the amounts described under the heading Payments Upon Any Termination, upon a voluntary termination of employment, the named executive officer would be entitled to receive the lower of the amount of cash contributed to the Incentive Stock Plan or the current market value of the common stock units credited to the employee measured by the New York Stock Exchange closing price of the Corporation’s common stock on the date of termination.

Payments Upon Involuntary Not-For-Cause Termination.    In addition to the amounts described under the heading Payments Upon Any Termination, upon an involuntary termination of employment not for cause, the named executive officer would be entitled to receive a prorated share of the common stock units credited to him or her under the Incentive Stock Plan paid out as shares of common stock and the remaining cash contribution invested by the employee in the plan.

Payments Upon Involuntary For-Cause Termination.    In the event of involuntary termination for cause, which is defined in the Employment Protection Agreement and the Stock-Based Award Plan, the named executive officer would be entitled to receive the payments and benefits described under the heading Payments Upon Voluntary Termination.

Payments Upon Retirement.    In the event of the retirement at age 62 or above of a named executive officer, in addition to the items described under the heading Payments Upon Any Termination, the executive will continue to hold all outstanding options unaffected by the retirement and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the retirement; will vest in all outstanding awards of common stock units under the Incentive Stock Plan; will be eligible to receive health and welfare benefits as described under the heading Retiree Medical (except Mr. Nye, who is not eligible for Retiree Medical); and will continue to receive life insurance coverage until his or her death.

Payments Made Upon Early Retirement.    In the event of the retirement prior to reaching age 62 but on or after reaching age 55, the named executive officer will receive benefits as described under the heading Payments Upon Voluntary Termination. In addition, the named executive officer will receive reduced benefits of the type described under Pension Benefits on page 54 and may be eligible for benefits described under the heading Retiree Medical on page 45 at a higher cost.

Payments Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the payments and benefits under the headings Payments Upon Any Termination, the named executive officer or their estate will receive benefits under the Corporation’s long-term disability plan or life insurance plan, as appropriate, and a death benefit payment equal to the then-current base salary of such employee paid under the Pension Plan plus one month base salary. In addition, in the event of death, all awards of restricted stock units and options will vest and the executive or their estate will have one year to exercise the options. In the event of disability, the executive will continue to hold all outstanding options unaffected by the disability and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the disability; and will vest in all outstanding awards of common stock units under the Incentive Stock Plan.

Payments Upon a Change of Control.    The Corporation has entered into Employment Protection Agreements, as amended from time to time, with each of the named executive officers. The purpose of these agreements is to provide the Corporation’s key executives with payments and benefits upon certain types of terminations within two years and 30 days following a “Change of Control.” For purposes of the agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding common stock of the Corporation or the combined voting power of the Corporation’s outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets following which the Corporation’s shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, or (iv) a liquidation or dissolution of the Corporation.

The agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without “Cause” (as defined in the agreements) or terminates his employment with “Good Reason” (as defined in the agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control (except as described below), the Corporation is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s base salary, annual bonus, perquisites and the Corporation’s match to the defined contribution plan; the payment of a pro-rata annual target bonus in the year of termination as determined under the Executive Incentive Plan (for Mr. Nye such target bonus is 100% for purposes of the Employment Protection Agreement); and a continuation of health, medical and other insurance benefits for a period of three years following termination. The rationale for selecting these triggers is to encourage the named executive officers to remain focused on the Corporation, its performance and matters that are in the best interests of its shareholders rather than be distracted by the personal impact to their employment that the change of control may have. The rationale for selecting the latter trigger is to provide an incentive for the executive to remain with the Corporation for at least two years following a Change of Control and provide a limited period during which the executive could terminate his or her employment for no reason and obtain payment under his or her Employment Protection Agreement. For purposes of the agreements, “base salary” means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control, and “annual bonus” means the executive’s highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive’s termination of employment. In addition, for three years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Executives also are credited with an additional three years of service under the defined benefit plan, are eligible to retire after age 55 without reduction in benefits and with a lump sum payment based on a 0% discount rate. The Corporation must also continue to provide the executive all benefits provided under the Corporation’s defined benefit and defined contribution retirement plans and provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the Change of Control. Furthermore, the agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts. Gross-up payments are provided to ensure that executives retain the full value of these awards in these termination scenarios. The agreements also have confidentiality requirements to ensure that the executives do not disclose any confidential information relating to the Corporation.

The term of the agreements is one year following their effective dates. On each anniversary date of the effective date, the agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension. If, prior to termination, a Change of Control occurs or the Board becomes aware of circumstances which in the ordinary course result in a Change of Control, then under no circumstances will the agreements terminate prior to 31 days after the second anniversary of the Change of Control.

On December 15, 2011, the Corporation entered into a letter agreement with each named executive officer (other than Mr. Shephard whose employment previously terminated) pursuant to which the named executive officer agreed to waive his or her right to receive any compensation or benefits to which he or she would be entitled under the Employment Protection Agreements, and any enhanced change of control benefits under the SERP, if the named executive officer terminates his or her employment without “Good Reason” (as defined in the agreements) during the 30-day period following the second anniversary of the consummation of the Corporation’s proposed combination with Vulcan Materials Company, announced on December 12, 2011 (including as such proposed transaction may be modified), which is described in the Corporation’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 12, 2011, as may be amended from time to time. Except with respect to the waiver of such rights, the named executive officers remain entitled to their rights under the Employment Protection Agreements and the SERP in circumstances involving a change of control. In addition, Mr. Shephard’s Employment Protection Agreement terminated as of September 30, 2011.

Value of Payments Upon Termination.    The following tables show the potential incremental payments to each of our named executive officers (other than Mr. Shephard) upon termination, including in the event of a change of control of the Corporation, assuming a December 31, 2011 termination date and, where applicable, using the New York Stock Exchange closing price of our common stock of $75.41 on December 30, 2011, the last trading day of 2011.

Mr. Shephard resigned effective September 30, 2011. In connection with Mr. Shephard’s resignation, the Corporation entered into certain agreements with him which, among other things, provide the following benefits: monthly severance pay equal to $37,767 per month for a period of 24 months, paid in equal semi-monthly installments; continued health and certain other benefit coverage for a period of 18 months, which will terminate if he subsequently becomes covered by a health plan of a new employer; vesting of all of his then outstanding unvested restricted share units and accrued benefits under the SERP; continued vesting of all of his outstanding options as if he had remained employed; continued eligibility for a pro-rated annual incentive award for 2011 (at his target of 80% of his base salary) based on time actually worked, payable in accordance with the terms of the Executive Incentive Plan; outplacement assistance for twelve months; eligibility to purchase his company vehicle; a cash payment in the amount of $877,000 (less applicable withholding tax), payable on October 1, 2013; and a consulting agreement for a period of three years, under which payments of $10,000 per month will commence on October 1, 2013. All such payments (except the right to purchase the Company vehicle) are subject to (1) Mr. Shephard’s continued compliance with certain post-employment restrictive covenants, including non-compete and confidentiality provisions and (2) clawback provisions in the event of violation of these covenants and in certain other circumstances.

POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT DECEMBER 31, 2011

Name	Benefit or Payment[1]	Retirement[9]	Involuntary Not-for-Cause Termination	Disability	Death	Change- of-Control
C. Howard Nye	Cash Severance[2]					$4,382,130
	Unvested Restricted Stock Units[3]				$2,269,011	$2,269,011
	Unexercisable Options[4]
	Unvested Incentive Stock Plan Units[5]	$38,837	$17,997	$38,837	$38,837	$38,837
	Retirement Plans[6]			$1,477,966	$659,829	$3,794,016
	Health and Welfare Benefits[7]					$58,820
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$4,259,467
Anne H. Lloyd	Cash Severance[2]					$2,544,540
	Unvested Restricted Stock Units[3]				$1,151,963	$1,151,963
	Unexercisable Options[4]
	Unvested Incentive Stock Plan Units[5]	$13,358	$6,855	$13,358	$13,358	$13,358
	Retirement Plans[6]			$674,803	$135,858	$3,188,388
	Health and Welfare Benefits[7]
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$2,586,720
Bruce A. Vaio	Cash Severance[2]					$2,559,750
	Unvested Restricted Stock Units[3]				$1,149,324	$1,149,324
	Unexercisable Options[4]
	Unvested Incentive Stock Plan Units[5]	$25,361	$13,899	$25,361	$25,361	$25,361
	Retirement Plans[6]			$600,036	$46,732	$3,470,393
	Health and Welfare Benefits[7]					$58,820
	Retiree Medical Benefits[8]					$62,538
	Excise Tax & Gross-up					$2,204,997
Roselyn R. Bar	Cash Severance[2]					$2,150,325
	Unvested Restricted Stock Units[3]				$943,605	$943,605
	Unexercisable Options[4]
	Unvested Incentive Stock Plan Units[5]	$14,754	$7,579	$14,754	$14,754	$14,754
	Retirement Plans[6]			$341,249		$2,802,829
	Health and Welfare Benefits[7]					$58,820
	Retiree Medical Benefits[8]					$41,646
	Excise Tax & Gross-up					$2,122,141

1

The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers. The table reflects the incremental value over the amounts to which the named executive officer would have been entitled on a voluntary resignation on December 31, 2011.

2	Assumes all earned base salary has been paid.

3	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock units.

4	Reflects the estimated lump-sum intrinsic value of unvested stock options. All unvested stock options were underwater as of December 31, 2011.

5	Reflects the difference between the value of the unvested Incentive Stock Plan share units at year-end and the amount of cash invested by the executive officer in the share units.

6

Reflects the incremental value of the benefit (including three times the Corporation’s match to the defined contribution plan payable upon a qualifying termination of employment following a change of control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any termination that would be provided by the Corporation’s retirement plans, which is disclosed in the Pension Benefits Table and the accompanying narrative on page 54.

7

Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of the named executive officer under the Corporation’s health and welfare plans, including long-term disability and life insurance.

8

Reflects the estimated incremental value of the benefit to which the named executive officer would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

9

Mr. Nye, Ms. Lloyd, Mr. Vaio and Ms. Bar were not eligible to retire on December 31, 2011. Reflects the value as if Mr. Nye, Ms. Lloyd, Mr. Vaio and Ms. Bar were retirement eligible on December 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON THE

COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(Item 3 on Proxy Card)

Public companies are required to provide their shareholders with a periodic opportunity to endorse or not endorse our executive officer pay program and policies. The Board of Directors has elected to do so annually and intends to present through the following non-binding resolution for approval by shareholders at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the overall compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement in the Compensation Discussion and Analysis and in the narrative and tabular disclosure under the heading “Executive Compensation.”

Shareholders are urged to read the Compensation Discussion and Analysis and consider the various factors regarding compensation that are discussed. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation policies have enabled us to implement our compensation philosophy and achieve its goals. We believe that compensation awarded to our named executive officers in 2011 was appropriate and aligned with 2011 performance and position for growth in future years. The results of the vote on this resolution are advisory and will not be binding upon the Board of Directors. However, the Board values our shareholders’ opinions, and consistent with our record of shareholder engagement, will consider the outcome of the vote in making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information as of December 31, 2011 regarding the Corporation’s compensation plans that allow the Corporation to issue its equity securities. The Corporation’s equity compensation plans consist of the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Directors’ Plan”), the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”), under which the Martin Marietta Materials, Inc. Incentive Stock Plan (the “Incentive Stock Plan”) was adopted, the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the “Omnibus Securities Award Plan”), and the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). The Corporation’s shareholders have approved all of these plans. The Corporation has not entered into any individual compensation arrangements that would allow it to issue its equity securities to employees or non-employees in exchange for goods or services.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)[3]
Equity compensation plans approved by shareholders	1,488,355	70.96	924,014
Equity compensation plans not approved by shareholders	None	None	None
TOTAL	1,488,355	70.96	924,014

1

Includes 1,151,567 stock options that have a weighted-average exercise price of $89.93; 305,088 restricted stock units that have a $0 exercise price; and 31,700 stock units granted in accordance with the Corporation’s Incentive Stock Plan that are credited to participants at an average weighted cost of $64.83. The restricted stock units and stock units granted in accordance with the Corporation’s Incentive Stock Plan represent the Corporation’s obligation to issue shares in the future subject to certain conditions in accordance with the Corporation’s Stock-Based Award Plan.

2	The weighted-average exercise price does not take into account the restricted stock units and stock units for which there is no exercise price.

3

Includes shares of the Corporation’s common stock available for issuance (other than those reported in column (a)) under the Corporation’s equity compensation plans as of December 31, 2011 in the following amounts: Directors’ Plan (143,522 shares), Stock-Based Award Plan (572,517 shares), and Achievement Plan (207,975 shares). The Directors’ Plan provides that nonemployee directors may elect to receive all or a portion of their fees in the form of common stock. Under the Achievement Plant, awards can be granted to key senior employees based on certain common stock performance over a long-term period. No awards have been granted under this plan since 2000.

Where can I find voting results for the Annual Meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting.

Where can I find out more information about Martin Marietta Materials?

The Corporation maintains a website at www.martinmarietta.com where you can find additional information about the Corporation. Visitors to the website can view and print copies of the Corporation’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of our Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, Corporate Governance Guidelines, and Code of Ethics and Standards of Conduct are all available through the website. Alternatively, our shareholders and other interested parties may obtain, without charge, copies of all of these documents by writing to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, NC 27607. Please note that the information contained on the Corporation’s website is not incorporated by reference in, or considered to be a part of, this document.

Who is paying for this proxy statement?

The entire cost of preparing, assembling, printing, and mailing the Notice of Meeting, this proxy statement, and proxies, and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors, and other regular employees of the Corporation by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in obtaining in person or by proxy shareholder votes. The Corporation estimates its expenses for solicitation services will not exceed $11,000. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Will any other matters be presented at the annual meeting?

At the time this proxy statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the annual meeting. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interests of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

INCORPORATION BY REFERENCE

The Audit Committee Report beginning on page 28 and the Management Development and Compensation Committee Report beginning on page 47 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference.

MARTIN MARIETTA MATERIALS, INC.

April 18, 2012

APPENDIX A

MARTIN MARIETTA MATERIALS, INC.

GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

Preamble:    The following considerations are one of the tools used to assist the Nominating and Corporate Governance Committee in the exercise of its responsibility to evaluate the suitability of new potential candidates for the Board of Directors, consistent with any criteria set out in the Corporation’s Corporate Governance Guidelines. In evaluating a new potential candidate who is not an employee or former employee of the Corporation, the Nominating and Corporate Governance Committee would take into consideration the extent to which the candidate has the personal characteristics and core competencies outlined in one or more of the guidelines set out below, and would take into account all other factors it considers appropriate, including the overall composition of the Board. These guidelines are in addition to and are not intended to change or interpret any law or regulation, or the Corporation’s Articles of Incorporation or Bylaws. The guidelines are subject to modification from time to time by the Nominating and Corporate Governance Committee.

1. Candidates should have a long-term history of the highest integrity and should ascribe fully to the ethics program of the Corporation.

2. Candidates should be experienced, seasoned and have mature business judgment. It would be desirable of they are still active in their careers.

3. Consideration should be given to matching the geographic base of the candidate with the geographic coverage of the Corporation.

4. Consideration should be given to diversity on the Board. Such diversity may include type of experience, education, skill sets, ethnic origin, gender and other items that will enable the Board to have broad knowledge base and diverse viewpoints.

5. Generally, candidates should not come from firms or companies that are significant sellers or buyers of goods and services to or from the Corporation.

6. Candidates who would serve on the Corporation’s Audit Committee, Nominating and Corporate Governance Committee, or Management Development and Compensation Committee should be “independent” as defined by the Securities and Exchange Commission, the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines.

7. Given the nature of Board governance, the background and expertise of candidates should reflect the skill needs of the Board and the Corporation. With the Securities and Exchange Commission requirements with respect to audit committees and the financial nature of much of what the Board is responsible for, a significant number of Board members need to have strong financial knowledge.

8. Candidates should have significant professional experience to make a significant contribution to the Board such that the overall composition of the Board includes expertise in the following areas: audit committee financial experts, legal, human resources, business strategy, marketing, the primary businesses in which the Corporation operates, and other areas of importance to the Corporation.

9. Public company experience is highly desirable.

A-1

10. Candidates from education or nonprofit organizations will be considered where there is a specific priority need identified by the Board and where such a candidate can add value.

11. Board candidates ideally would serve on no more than three for-profit boards inclusive of Martin Marietta Materials to assure adequate time to discharge the duties of a Board member.

A-2

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Adjusted earnings per diluted share (“Adjusted EPS”) and the percentage change in Adjusted EPS for the year ended December 31, 2011 compared with 2010 represent non-GAAP financial measures as they exclude the impact from business development expenses. Management presents these non-GAAP measures in its Compensation Discussion and Analysis as these represent measures the Corporation’s Management Development and Compensation Committee (“the Committee”) considered in determining executive incentive compensation for the year ended December 31, 2011. The Committee believed the assessment of management’s performance for 2011 should be exclusive of business development expenses, the majority of which relate to the proposed business combination with Vulcan Materials Company. Further, the Corporation believes that Adjusted EPS represents more meaningful comparisons of performance considering the significant impact of business development expenses in 2011.

The following presents the calculation of the earnings per diluted share impact of business development expenses, reconciles earnings per diluted share in accordance with generally accepted accounting principles to Adjusted EPS for the years ended December 31, 2011 and 2010, and presents the percentage change in Adjusted EPS for the year ended December 31, 2011 compared with 2010 (dollars, other than per share amounts, and number of shares in millions):

	Year Ended December 31,
	2011	2010
Business development expenses	$18.6	$1.2
Income tax effect	7.2	0.5

After-tax impact of business development expenses	11.4	0.7

Diluted number of common shares outstanding	45.8	45.7

Earnings per diluted share impact of business development expenses	$0.25	$0.02

	Year Ended December 31,
	2011	2010
Earnings per diluted share in accordance with generally accepted accounting principles	$1.78	$2.10
Percentage change in GAAP EPS in 2011 compared with 2010		15%
Add: EPS impact of business development expenses	0.25	0.02

Adjusted EPS	$2.03	$2.12

Adjusted EPS for year ended December 31, 2011:		$2.03
Adjusted EPS for year ended December 31, 2010:		$2.12
Percentage change in Adjusted EPS in 2011 compared with 2010		(4%)

B-1

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

919-781-4550

www.martinmarietta.com

NYSE Stock Symbol: MLM

▼ FOLD AND DETACH HERE ▼

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MARTIN MARIETTA MATERIALS, INC.

Proxy solicited by the Board of Directors for the

Annual Meeting to be held May 24, 2012

The undersigned hereby appoints C. Howard Nye and Anne H. Lloyd, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 24, 2012, and at any adjournment thereof.

YOU DO NOT NEED TO MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ITEMS 1, 2 AND 3:

1.	Election of Directors: Nominees are David G. Maffucci, William E. McDonald, Frank H. Menaker, Jr. and Richard A. Vinroot for the terms described in the Martin Marietta Materials, Inc. Proxy Statement dated April 18, 2012.

☐ For all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below):

☐ Withhold Authority to vote for the listed nominees

2.	Ratification of selection of Ernst & Young LLP as independent auditors.

☐For                                                 ☐Against                                                 ☐Abstain

3.	To approve, on an advisory basis, the compensation of Martin Marietta Materials, Inc.’s named executive officers.

☐For                                                 ☐Against                                                 ☐Abstain

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

MARTIN MARIETTA MATERIALS, INC.

▼ FOLD AND DETACH HERE ▼

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This proxy is solicited by the Board of Directors of Martin Marietta Materials, Inc. and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors, and FOR the proposal to approve, by a non-binding advisory vote, the compensation of our named executive officers. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Please date and sign exactly as printed below and return promptly in the enclosed postage paid envelope

Dated: , 2012

Signature and Title

Signature if held jointly

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If a corporation or a partnership, sign full corporate name or partnership name, as the case may be, by an authorized person.)